UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SYNOVUS FINANCIAL CORP.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
2019 PROXY STATEMENT

March 12, 2019

Dear Fellow Shareholder:

On behalf of your Board of Directors, we are pleased to cordially invite you to attend the 2019 Annual Meeting of Shareholders of Synovus Financial Corp. at 10:00 a.m. on Wednesday, April 24, 2019 at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia. Shareholders of record as of February 21, 2019 are invited to attend.

As the bank of here, we create value by leading and strengthening communities and serving the needs of our customers through relationships. We especially value our relationships with shareholders, and we are proud of our success in 2018. We delivered strong revenue, net income, and earnings per share growth, and increased our profitability and efficiency targets. We grew loans and deposits while diversifying our balance sheet and strengthening liquidity and credit quality. We completed the system-wide transition to a single brand, and announced and finalized the largest acquisition in our history. And we made significant progress in a range of areas — from talent acquisition to customer experience — that will make us even stronger in the future.

We continued to demonstrate that Here Matters everywhere we operate. Synovus team members volunteered nearly 30 thousand hours through more than 4,300 Here Matters opportunities in 2018. Team members and the company contributed more than $915,000 for the United Way, and team members provided $127,000 in scholarships to 126 students through the Jack Parker Scholarship Fund. The company’s philanthropic giving was approximately $2 million to more than 500 non-profits and agencies across our footprint.

The recognition we received in 2018 reflected our strong performance. We won 22 awards in the 2018 Greenwich Excellence Awards for Small Business Banking and Middle Market Banking and four awards in the 2018 Greenwich Best Brand Awards. For the fourth consecutive year, we were named one of America’s most reputable banks by American Banker and Reputation Institute, and again ranked in the top 10 among both customers and non-customers. We were also proud to be named one of American Banker’s “Best Banks to Work For” and to have two of our directors named to NACD’s Directorship 100.

In 2019, we will continue to execute on our strategic plan, including successfully integrating FCB, improving the customer experience, enabling organic growth, and developing the skills and capabilities of our team members.

We remain committed to sound corporate governance, a robust shareholder engagement program, and effectively stewarding your shareholder capital. As always, we will continue to cultivate our service-focused culture and reputation, which are our primary competitive advantages and the foundation of your trust.

Once again, we are providing proxy materials to our shareholders primarily through the Internet. By lowering the costs of our annual proxy campaign and saving paper, we believe this process contributes to our sustainability efforts while offering our shareholders a convenient way to access important information about the matters we will vote on at our annual meeting.

On behalf of our full Board, we would also like to thank Cathy Allen, Jerry Nix, Mel Stith and Phil Tomlinson for their years of dedicated service to our Company. They will be retiring in April, having reached the mandatory retirement age; their wisdom and commitment to advancing the interests of all of Synovus’ stakeholders are much appreciated and valued.

Thank you for your continued support of Synovus. We look forward to seeing you at the meeting.

Sincerely,

Kessel D. Stelling Chairman, Chief Executive Officer and President	Elizabeth W. Camp Lead Director

Notice of the 2019 Annual Meeting of Shareholders

Wednesday, April 24, 2019

10:00 a.m.

Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901

Items of Business:

1.	To elect as directors the 11 nominees named in this Proxy Statement;
2.	To hold an advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee;
3.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2019; and
4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Who may vote:

You can vote if you were a shareholder of record on February 21, 2019.

Annual Report:

A copy of the 2018 Annual Report accompanies this Proxy Statement.

Your vote is important. Please vote in one of the following ways:

1.	Use the toll-free telephone number shown on your proxy card;
2.	Visit the Internet website listed on your proxy card;
3.	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or
4.	Submit a ballot at the Annual Meeting.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

This Notice of the 2019 Annual Meeting of Shareholders and the accompanying Proxy Statement are sent by order of the Board of Directors.

March 12, 2019

Allan E. Kamensky
 Secretary

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE OR INTERNET OR BY SIGNING AND RETURNING YOUR EXECUTED PROXY CARD.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”) which accompanies this Proxy Statement. You should read the entire Proxy Statement and our 2018 Annual Report carefully before voting. We are first furnishing the proxy materials to our shareholders on or about March 12, 2019.

Annual Meeting of Shareholders

•	Time and Date: 10:00 a.m. on Wednesday, April 24, 2019
•	Place: Blanchard Hall
Synovus Bank 1144 Broadway Columbus, Georgia 31901
•	Record Date: February 21, 2019
•	Voting: Shareholders as of the record date are entitled to vote.

How to Cast Your Vote

You can vote by any of the following methods:

•	Telephone by calling the toll-free telephone number shown on your proxy card;
•	Internet by accessing the website for Internet voting shown on your proxy card;
•	Mail by completing, dating, signing and returning your proxy card and certification; or
•	In person at the Annual Meeting.

Meeting Agenda

•	Election of 11 directors;
•	Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee;
•	Ratification of KPMG LLP as our independent auditor for the year 2019; and
•	Transaction of such other business as may properly come before the meeting.

Voting Matters

Matter	Board Vote Recommendation	Page Reference (for more information)
Election of 11 directors	FOR each director nominee	Page 20
Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee	FOR	Page 26
Ratification of KPMG LLP as our independent auditor for the year 2019	FOR	Page 27

2018 Financial Performance

Our 2018 financial results were generally in line with our 2018 guidance and overarching objectives. Our continued focus on sustainable growth, enhanced profitability and greater efficiency led to broad-based improvement. This improvement was evident for the year through our performance in several key financial measurements—earnings per share growth, return on average assets, return on average common equity and the efficiency ratio, with each measurement demonstrating substantial progress in 2018.

- 2019 Proxy Statement 1

PROXY STATEMENT SUMMARY

Diluted EPS

$2.17
$2.53
$3.47
$3.64
2017
2018
43.8%(1)
YoY
Reported
Adjusted(1)

Return on Average Assets

0.89%
1.04%
1.35%
1.41%
2017
2018
37 b.p.s(1)
YoY
Reported
Adjusted(1)

Return on Average Common Equity

9.32%
10.86%
14.55%
15.29%
2017
2018
443 b.p.s(1)
YoY
Reported
Adjusted(1)

Efficiency Ratio

59.95%
59.87%
57.99%
56.33%
2017
2018
354 b.p.s(1)
YoY
Reported
Adjusted (1)

(1)	For a reconciliation of the foregoing non-GAAP financial measures, consisting of adjusted net income per diluted common share, adjusted return on average assets, adjusted return on average common equity, and adjusted efficiency ratio, please refer to Appendix B of this Proxy Statement.

In addition, we continued to return meaningful levels of capital to our common shareholders in 2018 through common stock dividends and share repurchases.

Despite our strong financial and operating results in 2018, we experienced a negative shareholder return for several reasons. Bank stocks in general declined during 2018, as a result of uncertainties surrounding the future interest rate environment and fear that the U.S. economy could slip into a recession in the near future. For example, the KBW Regional Bank Index declined 20% during 2018. Although bank stocks fell during 2018, our stock declined more than most. We announced our acquisition of FCB Financial Holdings, Inc., or FCB, on July 24, 2018. Merger announcements in the banking industry often experience negative market reaction due to the risks surrounding such mergers, and our stock was not an exception. In the weeks preceding our announcement of the FCB acquisition, our stock was trading at a 52-month high, and we were trading at a price/earnings multiple which exceeded that of our peers. According to post-announcement feedback from investors and industry analysts, part of the reason for this premium multiple was speculation that Synovus could be a seller instead of a buyer in the market. In the days following the announcement of the FCB acquisition, our stock fell 6.5% on a relative basis to the KBW Regional Bank Index and continued to decline during the year. At the end of 2018, our stock was trading at a price/earnings discount compared to our peers. Despite this decline, we continue to believe that the FCB acquisition is in the best interests of our shareholders and are committed to the successful integration of FCB and the realization of the anticipated benefits of the FCB acquisition.

For additional information relating to our business and our subsidiaries, including a detailed description of our operating results and financial condition for 2018, 2017 and 2016, please refer to the summary on page 34 of this Proxy Statement and our 2018 Annual Report that accompanies this Proxy Statement.

2	- 2019 Proxy Statement

PROXY STATEMENT SUMMARY

2018 Compensation

2018 compensation outcomes reflected our performance:

•	Payouts under our annual incentive plan, which is based primarily on our financial and operational performance, ranged from 130% to 136.7% of target based on our strong results as discussed above.
•	The value of long-term equity awards granted in early 2018, which comprise 50% of our Chief Executive Officer’s target compensation, declined 33% in value during the year, aligning with the negative returns experienced by our shareholders.

Because all of our equity awards are granted in Synovus stock, the value of our CEO’s 2018 compensation, as well as the value of his historical equity grants, has fallen in alignment with our shareholders. In fact, as discussed in this Proxy Statement, the compensation of our CEO aligns with our 2018 performance, including strong financial results and negative shareholder returns.

Base Salaries

•	Our Chief Executive Officer did not receive a base salary increase in 2018. Synovus’ other named executive officers received 3% cash base salary increases (except for our Chief Financial Officer, who received a 5% increase). The 3% base salary increases were consistent with the base salary increases for other team members.

Short-Term Incentives

•	We continued to offer a cash-based annual incentive plan in 2018. Consistent with prior years, our annual incentive plan included formulaic performance goals as well as several qualitative factors that may result in discretionary adjustments. Target awards for 2018, expressed as a percentage of base salary, were 125% for Kessel D. Stelling, 75% for Kevin S. Blair, 70% for Allen J. Gula, Jr. and 60% for each of J. Barton Singleton and Mark G. Holladay. The short-term target award percentages did not increase from 2017.
•	The following chart summarizes the provisions of our short-term award incentive plan:
Form of Award	Payout Formula Measures	Qualitative Adjustment Factors	Payout Range
Cash	Core Earnings (60%) Adjusted Pre-Provision Net Revenue (20%) Adjusted Efficiency Ratio (20%)
Quality of Earnings, Quality of Loan Growth (including consideration of concentration limits), Quality of Deposit Growth, Expense Management, Implementation of Synovus’ Brand Strategy, Credit Quality (including the nonperforming assets ratio, nonperforming loans ratio and net charge-off ratio), Execution on Diversity and Inclusion Initiatives, Financial Impact of Strategic Investments, External Factors (including the impact of Federal Reserve rate increases as compared to budget assumptions), Regulatory Compliance, Risk Management, Total Shareholder Return and Individual Performance
0% to 150% of Target
•	Our 2018 financial results under the formulaic component of the annual incentive plan resulted in a preliminary payout of 143.28% of target. Based on its review of the qualitative factors, including consideration of the impact of additional interest rate increases that occurred during the year, the Compensation Committee approved payouts ranging from 130% to 136.7% of target for the named executive officers.

Long-Term Incentives

•	Our long-term incentive program for executive officers is comprised of two equity vehicles which link our executives’ compensation to performance results: performance stock unit awards, or PSUs, and market restricted stock unit awards, or MRSUs. The following chart summarizes the key provisions of our long-term incentive program:
Form of Award	Vesting	Payout Formula Measures	Payout Range
Performance Stock Units (60% of award value)	100% after 3 years	Weighted Return on Average Assets (as adjusted) and Return on Average Tangible Common Equity (as adjusted)(possible downward discretionary adjustment based upon risk considerations—see page 41)	0% to 150% of Award Amount
Market Restricted Stock Units (40% of award value)	1∕3 per year over 3 years (33 1∕3% per year)	Total Shareholder Return (possible downward discretionary adjustment based upon risk considerations—see page 41)	75% to 125% of Award Amount
•	Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus common stock, further aligning their interests with shareholders’ interests.
•	The number of shares in the initial tranche of MRSUs that vested on February 8, 2019 was reduced by 25% based on our total shareholder return during the year.

We believe that the compensation delivered to each named executive officer in 2018 was fair, reasonable and aligned with our performance.

- 2019 Proxy Statement 3

VOTING INFORMATION

Purpose

You received this Proxy Statement and the accompanying proxy card because the Board of Directors of Synovus is soliciting proxies to be used at Synovus’ 2019 Annual Meeting of Shareholders, or Annual Meeting, which will be held on April 24, 2019, at 10:00 a.m., at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Internet Availability of Proxy Materials

As permitted by the federal securities laws, Synovus is making this Proxy Statement and its 2018 Annual Report available to its shareholders via the Internet instead of mailing printed copies of these materials to each shareholder. On March 12, 2019, we mailed to our shareholders (other than those who previously requested electronic or paper delivery and other than those holding a certain number of shares) a Notice of Internet Availability, or Notice, containing instructions on how to access our proxy materials, including this Proxy Statement and the accompanying 2018 Annual Report. These proxy materials are being made available to our shareholders on or about March 12, 2019. The Notice also provides instructions regarding how to access your proxy card to vote through the Internet or by telephone. The Proxy Statement and 2018 Annual Report are also available on our website at investor.synovus.com/2019annualmeeting.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus common stock as of the close of business on February 21, 2019. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from such holder of record. You must follow the voting instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks, brokers and other holders of record. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote at the Annual Meeting.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus common stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting. This is referred to as a quorum. On February 21, 2019, 159,976,488 shares of Synovus common stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

(1)	FOR the election of each of the 11 director nominees named in this Proxy Statement;
(2)	FOR the advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee; and
(3)	FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2019.

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

4	- 2019 Proxy Statement

VOTING INFORMATION

Required Votes

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is described below:

Proposal 1 Election of 11 Directors

To be elected, each of the 11 director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to Synovus’ Corporate Governance Guidelines, each holdover director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.

All Other Proposals

For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast is required to approve each such proposal.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors, matters involving executive compensation and other matters considered non-routine, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, as long as a routine matter is also being voted on, and in cases where the shareholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to Proposal 3 but not with respect to any of the other proposals to be voted on at the Annual Meeting.

Abstentions and broker non-votes will have no effect on any of the proposals to be considered at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 23, 2019. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. If you vote by telephone, all of your shares will be voted as one vote per share.

Vote By Internet

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 23, 2019. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the certification (if applicable) and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

- 2019 Proxy Statement 5

VOTING INFORMATION

Description of Voting Rights

We have a voting structure under which a holder of our common stock may be entitled to exercise ten votes per share for each of his or her shares that satisfy certain prescribed criteria and one vote per share for each of his or her shares that does not. As provided in Synovus’ Articles of Incorporation and bylaws, holders of Synovus common stock meeting any one of the following criteria are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock owned on February 21, 2019 which: (1) has had the same beneficial owner since April 24, 1986; or (2) has been beneficially owned continuously by the same shareholder since February 21, 2015; or (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; or (4) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; or (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; or (6) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; or (7) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(6) above, is the owner of less than 162,723 shares of Synovus common stock (which amount is equal to 100,000 shares, as appropriately adjusted to reflect the change in shares of Synovus common stock by means of stock splits, stock dividends, any recapitalization or otherwise occurring since April 24,1986). For purposes of determining voting power under these provisions, any share of Synovus common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired. Under these voting provisions, a shareholder may hold some shares that qualify for 10-1 voting and some shares that do not. Holders of our common stock are entitled to one vote per share unless the holder can demonstrate that the shares meet one of the criteria above for being entitled to ten votes per share.

For purposes of the foregoing, any share of our common stock held in “street” or “nominee” name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to February 21, 2019. This presumption shall be rebuttable by presentation to our Board of Directors by such beneficial owner of evidence satisfactory to our Board of Directors that such share has had the same beneficial owner continuously since April 24,1986 or such share has had the same beneficial owner for a period greater than 48 months prior to February 21, 2019.

In addition, for purposes of the foregoing, a beneficial owner of a share of our common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of common stock, (2) investment power, which includes the power to direct the sale or other disposition of such share of common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of common stock.

Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Shareholders seeking to rebut this presumption should complete and execute the certification appearing on their proxy card. Synovus reserves the right to request additional documentation from you to confirm the voting power of your shares. Because certifications must be in writing, if you choose to vote by telephone, all of your shares will be voted as one vote per share. Shareholders who do not certify on their proxies submitted by mail or internet that they are entitled to ten votes per share or who do not present such a certification if they are voting in person at the Annual Meeting will be entitled to only one vote per share.

For more detailed information on your voting rights, please refer to Synovus’ 10-1 Voting Instructions and the accompanying voting instruction worksheet that are available on our website at investor.synovus.com/2019annualmeeting.

Synovus common stock is registered with the Securities and Exchange Commission, or SEC, and is traded on the New York Stock Exchange, or NYSE. Accordingly, Synovus’ common stock is subject to the provisions of a NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus common stock to ten votes on each matter submitted to a vote of shareholders. Such determination will be made by Synovus based on information possessed by Synovus at the time of the Annual Meeting.

Synovus Stock Plans

If you participate in the Synovus Dividend Reinvestment and Direct Stock Purchase Plan, the Synovus Employee Stock Purchase Plan and/or the Synovus Director Stock Purchase Plan, your proxy card represents shares held in the respective plan, as well as shares you hold directly in certificate form registered in the same name. If you hold shares of Synovus common stock through a 401(k) plan, you will receive a separate proxy card representing those shares of Synovus common stock.

6	- 2019 Proxy Statement

VOTING INFORMATION

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on April 23, 2019, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change or revoke your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, April 24, 2019, at 10:00 a.m. at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia. Directions to Blanchard Hall may be obtained on our website at investor.synovus.com/2019annualmeeting.

To attend the Annual Meeting, you will need to bring:

•	Valid picture identification; and
•	An admission ticket if your shares are registered in your name or a legal proxy from the bank or broker that is the record owner of your shares.

If your shares are registered in your name and you received a Notice of Internet Availability of Proxy Materials, the Notice is your admission ticket. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy. A legal proxy is an authorization from your bank or broker for you to vote the shares it holds in its name on your behalf. It also serves as your admission ticket.

Be sure to bring your admission ticket if you will be attending the meeting. If you do not have valid picture identification and an appropriate form of admission ticket, you will not be admitted to the Annual Meeting.

If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet at investor.synovus.com/2019annualmeeting. We will maintain copies of the slides and audio of the presentation for the Annual Meeting on our website for reference after the meeting. Information included on Synovus’ website, other than the Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

Voting Results

You can find the voting results of the Annual Meeting in Synovus’ Current Report on Form 8-K, which Synovus will file with the SEC no later than April 30, 2019.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

- 2019 Proxy Statement 7

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders. The Board strives to ensure the success and continuity of Synovus’ business through the appointment of qualified executive management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus and its Board of Directors are committed to following sound corporate governance.

Corporate Governance Highlights

Synovus’ Board and management believe that good corporate governance practices promote the long-term interests of all shareholders and strengthen Board and management accountability. Highlights of such practices include:

•	Annual elections of all directors;
•	Majority voting for director elections;
•	On-going focus on Board refreshment, with six of our eleven nominees first elected or nominated to our Board within the last 5 years (with an average tenure of the 11 director nominees being approximately 5.6 years);
•	10 of our 11 director nominees are independent;
•	An independent Lead Director;
•	Independent Audit, Compensation, Risk and Corporate Governance and Nominating Committees;
•	Robust risk oversight by the full Board and all Board committees;
•	Board focus on strategic planning and direction, with oversight and guidance of Synovus’ long-term strategy within approved risk appetite parameters;
•	Periodic rotation of Board committee leadership and composition;
•	Ongoing shareholder engagement program with involvement from Synovus’ Lead Director and other independent directors;
•	Frequent and comprehensive education programs to keep directors apprised of such issues as evolving business and banking trends; risks and compliance issues; laws, regulations and requirements applicable to Synovus and to the banking industry generally; and corporate governance best practices;
•	Policies prohibiting the hedging, pledging and short sale of shares of Synovus stock by directors and executive officers;
•	Regular and robust Board and committee self-evaluations, facilitated by an independent third party for four of the last five years;
•	No executives or management members serving on the Board other than the CEO;
•	Mandatory retirement of our directors upon attaining the later of age 72 or 7 years of Board service (but in no event later than age 75);
•	Executive compensation driven by a pay-for-performance policy;
•	Meaningful stock ownership guidelines for Board members and executive officers;
•	Adoption of a “claw back” policy for incentive compensation paid to Synovus’ executive officers; and
•	Share retention/“hold until retirement” policy for executive officers.

The Board, under the leadership of the Corporate Governance and Nominating Committee, will continue to actively monitor and consider additional changes to our corporate governance practices in the future.

Independence

The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at investor.synovus.com.

The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. Synovus’ Board has determined that, as of January 1, 2019, the following thirteen directors are independent: Catherine A. Allen, Tim E. Bentsen, F. Dixon Brooke, Jr., Stephen T. Butler, Elizabeth W. Camp, Diana M. Murphy, Jerry W. Nix, Harris Pastides, Joseph J. Prochaska, Jr., John L. Stallworth, Melvin T. Stith, Barry L. Storey and Philip W. Tomlinson. In addition, the Board has affirmatively determined that Teresa White will be independent if elected to the Board at the Annual Meeting. Please see “Certain Relationships and Related

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Transactions” on page 51 of this Proxy Statement for a discussion of certain relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.

Board Meetings and Attendance

The Board of Directors held fifteen meetings in 2018. All directors attended at least 75% of Board and committee meetings held during their tenure during 2018. The average attendance by incumbent directors at the aggregate number of Board and committee meetings they were scheduled to attend was approximately 97%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meeting. All of Synovus’ then-current directors attended Synovus’ 2018 annual meeting of shareholders.

Board meetings regularly include education presentations and training to enable our directors to keep abreast of business and banking trends and market, regulatory and industry issues. These sessions are often conducted by outside experts in such subject areas as cybersecurity, evolving regulatory standards, risk management, emerging products and trends, economic conditions, technology and effective corporate governance. In addition, the Board is provided business-specific training on products and services and special risks and opportunities to Synovus. Moreover, our directors periodically attend industry conferences, meetings with regulatory agencies and educational sessions pertaining to their service on the Board and its committees.

Committees of the Board

Synovus’ Board of Directors has five principal standing committees—an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the applicable listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at investor.synovus.com. The Board has determined that each member of the Audit, Corporate Governance and Nominating, Compensation and Risk Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees as of the date of this Proxy Statement.

	Audit Committee	Corporate Governance and Nominating Committee	Compensation Committee	Risk Committee	Executive Committee
Catherine A. Allen
Tim E. Bentsen
F. Dixon Brooke, Jr.
Stephen T. Butler
Elizabeth W. Camp
Diana M. Murphy
Jerry W. Nix
Harris Pastides
Joseph J. Prochaska, Jr.
John L. Stallworth
Kessel D. Stelling
Melvin T. Stith
Barry L. Storey
Philip W. Tomlinson
Chairperson	Member

Following the election of directors at the Annual Meeting, the Corporate Governance and Nominating Committee will recommend the reconstitution of these committees and appoint committee chairpersons after giving effect to any changes to the current composition of the Board.

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Audit Committee

Synovus’ Audit Committee held twelve meetings in 2018. The Audit Committee’s report is on page 31 of this Proxy Statement. The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that each of the four members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;
•	Overseeing the risks relating to financial reporting, litigation, credit, capital adequacy and related matters;
•	Reviewing and discussing with Synovus’ management and the independent auditor Synovus’ financial statements and related information, including non-GAAP financial information, and other disclosures included in Synovus’ earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC;
•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal audit function; and
•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee

Synovus’ Corporate Governance and Nominating Committee held four meetings in 2018. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;
•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;
•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and
•	Developing and recommending to the Board updates to our Corporate Governance Guidelines.

Compensation Committee

Synovus’ Compensation Committee held five meetings in 2018. Its report is on page 45 of this Proxy Statement. The primary functions of the Compensation Committee include:

•	Approving and overseeing Synovus’ executive compensation program;
•	Reviewing and approving annual corporate goals and objectives for the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and determining the CEO’s compensation level based on such evaluation;
•	Approving non-CEO executive officer compensation, including base salary amounts and short-term and long-term compensation;
•	Overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate;
•	Reviewing Synovus’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and reviewing and discussing, at least annually, the relationship between risk management and incentive compensation;
•	Developing and recommending to the Board compensation for non-employee directors; and
•	Monitoring and reviewing the talent management and succession planning processes for the CEO and Synovus’ other key executives.

Information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation is provided in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement. Except to the extent prohibited by law or regulation, the Compensation Committee may delegate matters within its power and responsibility to individuals or subcommittees when it deems appropriate.

In addition, the Compensation Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. During 2018, the Committee retained the services of Meridian Compensation Partners, LLC, or Meridian, to:

•	Provide ongoing recommendations regarding executive and director compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;
•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and
•	Advise the Compensation Committee as to best practices.

The Compensation Committee evaluated whether the work provided by Meridian raised any conflict of interest. The Compensation Committee considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this Proxy Statement.

Meridian was engaged directly by the Compensation Committee, although the Compensation Committee also directed that Meridian work with Synovus’ management to facilitate the Compensation Committee’s review of compensation practices and management’s recommendations. Synovus’ Chief Human Resources Officer and his staff developed executive compensation recommendations for the Compensation Committee’s consideration in conjunction with Synovus’ CEO and with the advice of Meridian. Meridian did not provide any other services to Synovus during 2018.

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In 2018, Synovus’ Chief Human Resources Officer worked with the Chairman of the Compensation Committee to establish the agenda for committee meetings. Management also prepares background information for each committee meeting. Synovus’ Chief Human Resources Officer attends all committee meetings by invitation of the Compensation Committee, while Synovus’ CEO attends some committee meetings by invitation of the Compensation Committee. The CEO and other members of management do not have authority to vote on committee matters. Meridian attended all of the committee meetings held during 2018 at the request of the Compensation Committee. In addition, the Compensation Committee regularly meets in executive session without members of management in attendance.

Risk Committee

Synovus’ Risk Committee held seven meetings in 2018. The primary functions of Synovus’ Risk Committee include:

•	Monitoring and reviewing the enterprise risk management and compliance framework policies and processes;
•	Monitoring and reviewing emerging risks and the adequacy of risk management and compliance functions;
•	Monitoring the independence and authority of the enterprise risk management function and reviewing the qualifications and background of the Chief Risk Officer and other senior risk officers; and
•	Providing recommendations to the Board in order to effectively manage risks.

Executive Committee

The Executive Committee is comprised of the chairpersons of the principal standing committees of the Synovus Board and Synovus Bank Board, the Chief Executive Officer, the Chairman of the Board (if different from the Chief Executive Officer) and the Lead Director. During the intervals between meetings of Synovus’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by Synovus’ governing documents, law or rule. The Executive Committee did not meet in 2018.

Compensation Committee Interlocks and Insider Participation

Ms. Camp and Messrs. Bentsen, Brooke, Butler, Stith, Storey and Tomlinson served on the Compensation Committee during 2018. None of these individuals is or has been an officer or employee of Synovus. In 2018, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Synovus’ Board or Compensation Committee.

Strategic Direction

One of our Board’s most important functions is to provide oversight and direction as to Synovus’ strategy, including business and organizational initiatives, potential growth opportunities, risks and challenges. As such, the Board incorporates strategic planning into each meeting agenda and monitors strategic progress and emerging risks quarterly through the Risk Committee. In the first quarter of each year, management provides the Board with a detailed rolling three-year review of the strategic plan, including the short term and long-term initiatives and targets. As a part of this process, the Board and its committees carefully consider whether the strategic plan aligns with Synovus’ risk appetite and risk profile. Moreover, the Board has an extended off-site session annually focused on a deeper dive into emerging industry trends and issues and the correlation to Synovus’ strategic direction. The Board monitors the execution of the strategic plan throughout the remainder of the year and continually assesses and guides management on the strategic direction and initiatives.

Risk Oversight

Under Synovus’ Corporate Governance Guidelines, the Board is charged with providing oversight of Synovus’ risk management processes. The Board does not view risk in isolation and considers risk in virtually every business decision and as part of the Company’s overall business strategy. While the Board oversees risk management, the Company’s management is charged with managing risk. The Board’s role in risk oversight is an integral part of Synovus’ overall enterprise risk management framework. For a more detailed description of Synovus’ enterprise risk management framework, see “Part I—Item 1. Business—Enterprise Risk Management” in Synovus’ 2018 Annual Report.

The Risk Committee fulfills the overarching oversight role for the enterprise risk management and compliance processes, including approving the risk appetite of the Company, risk tolerance levels and risk policies and limits, monitoring key and emerging risks and reviewing risk assessments. In carrying out its responsibilities, the Risk Committee works closely with Synovus’ Chief Risk Officer and other members of Synovus’ enterprise risk management and compliance teams. The Risk Committee meets periodically with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management and compliance matters, including management’s assessment of risk exposures (including risks related to liquidity, interest rates, credit, operations, regulatory compliance, information technology, information risk and resiliency, model risk management, M&A activity and future growth, among others) and the processes in place to monitor and control such exposures. The Risk Committee is also responsible for overseeing the investment policy and strategy of the Company. The Chairman of the Risk Committee receives updates between meetings from the Chief Risk Officer, the CEO, the Chief Information Security Officer and the Chief Compliance Officer and other

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members of management relating to risk oversight and compliance matters. The Risk Committee provides a report on risk management to the full Board on at least a quarterly basis.

In addition, oversight of risk is allocated to all other committees of the Board, who meet regularly and report back to the Board. The Audit Committee oversees risks related to financial reporting, internal controls over financial reporting, valuation of investment securities and private equity investments, internal and independent audit functions, legal matters, tax matters, credit matters and reputational risks relating to these areas. The Compensation Committee oversees risks related to incentive compensation, executive and director compensation, executive succession planning, talent retention and reputational risks relating to these areas. As a part of the risk governance process, the Chief Risk Officer provides an annual risk profile of our compensation plans to the Compensation Committee. For a discussion of the Compensation Committee’s review of Synovus’ senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations—Risk Considerations” on page 44 of this Proxy Statement. The Corporate Governance and Nominating Committee oversees corporate governance-related risks, such as board composition and effectiveness, board succession planning, corporate governance policies, related party transactions, and reputational risks relating to these areas.

The Company believes that its enterprise risk framework, including the active engagement of management with the Board in the risk oversight function, supports the risk oversight function of the Board. For more information on the risks facing the Company, see the risk factors in “Part I—Item 1A. Risk Factors” in the 2018 Annual Report.

Cybersecurity

Information security is a significant operational risk for financial institutions which may lead not only to financial losses, but may also negatively affect the reputation of and confidence in the Company. Synovus continues to enhance our information security program and capabilities to identify and mitigate threats to the confidentiality, availability, and integrity of our information systems. Below are some highlights of the elements of our information security program:

•	Our Board is actively engaged in the oversight of Synovus’ information security risk management and cybersecurity programs. The Risk Committee receives regular updates from the Company’s Chief Information Security Officer on our information security and cyber risk strategy, cyber defense initiatives, cyber event preparedness, and cybersecurity risk assessments. The Risk Committee annually approves the Company’s information security program. The Board consults, from time to time and on a regular basis, with outside parties with an expertise in cybersecurity.
•	Synovus follows widely accepted cybersecurity policies and best practices to define and measure our security program, including the National Institute of Standards and Technology Cybersecurity Framework.
•	We engage and retain independent third-parties to review and assess our information security program, and these updates are reviewed with the Risk Committee and executive leadership. We keep computer forensics, legal, and security firms on retainer in case of a cyber breach event. We engage independent third-parties to perform annual penetration tests against our network.
•	We employ a risk management framework to identify, assess, monitor, and test cyber risk and controls. We perform comprehensive due diligence and ongoing oversight of third-party relationships, including vendors.
•	We are members of financial sector organizations, including the Financial Services Information Sharing and Analysis Center (FS-ISAC), which facilitates the sharing of cyber and physical threat, vulnerability, and incident information for the good of the membership.
•	Our information security program employs a wide variety of technologies that are intended to secure our operations and proprietary information. This in-depth defense strategy focuses on protecting our networks, systems, data, and facilities from attacks or unauthorized access. We have a dedicated Security Operations Center for monitoring and responding to cyber events.
•	We make ongoing investments in developing and enhancing our security processes and controls and in maintaining our technology infrastructure.
•	Synovus has a Business Continuity/Disaster Recovery program in place which is tested on a regular basis. Our Incident Response program is tested regularly, including independent third-party review and assessments.
•	We provide regular education and training to our Board and team members on cybersecurity and social engineering to mitigate risk, and conduct exercises to test their effectiveness.

Leadership Structure of the Board

Our current Board leadership structure consists of:

•	Chairman of the Board and Chief Executive Officer;
•	Independent Lead Director;
•	Committees chaired by independent directors; and
•	Active engagement by all directors.

Our Corporate Governance Guidelines and governance framework provide the Board with flexibility to select the appropriate leadership structure for Synovus. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Synovus’ shareholders. In accordance with Synovus’ bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the roles of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our

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Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the Corporate Governance and Nominating Committee shall nominate, and a majority of the independent directors shall elect, a Lead Director. Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board and, if necessary, nominates the Lead Director candidate from the independent directors. Currently, one individual serves as both our Chief Executive Officer and Chairman and, as a result, Synovus also has a Lead Director. The Board currently believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying Synovus’ strategy behind a single vision.

The Chairman of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings in consultation with the Lead Director and providing information to Board members in advance of meetings and between meetings.

Pursuant to Synovus’ Corporate Governance Guidelines, the duties of the Lead Director include the following:

•	Working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings;
•	Calling meetings of the independent and non-management directors, as needed;
•	Ensuring Board leadership in times of crisis;
•	Developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors;
•	Acting as liaison between the independent directors and the Chairman of the Board on matters raised in such executive sessions;
•	Chairing Board meetings when the Chairman of the Board is not in attendance;
•	Attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;
•	Working with the Chairman of the Board to ensure the conduct of Board meetings provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;
•	Performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman of the Board; and
•	Being available, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Synovus’ current Board structure is the most appropriate leadership structure for Synovus and its shareholders at this time. Moreover, as part of the Board’s annual self-evaluation, the performance of the Chairman of the Board and Lead Director are evaluated, and the Board continues to believe that the current Board structure is appropriate and effective.

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after regularly scheduled meetings of the Board of Directors and at such other times as may be requested by the Chairman of the Board or any director. Synovus’ independent directors meet at least once a year. During 2018, Ms. Camp, as Lead Director, presided at the meetings of non-management and independent directors.

Board and Committee Self-Evaluations

The Board and each Board committee conduct robust and thoughtful annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and its committees and to determine whether the Board and its committees are functioning effectively. The results of the self-evaluations are discussed by the Board and each committee, respectively, during executive session. For four of the last five years, the Board has used an independent third party to conduct these evaluations.

The Board’s annual self-evaluation is a key component of its director nomination process and succession planning. In fact, the Corporate Governance and Nominating Committee uses the input from these self-evaluations to recommend changes to Synovus’ corporate governance practices and areas of focus for the following year and to plan for an orderly succession of the Board and its committees. The Board values the contributions of directors who have developed extensive experience and insight into Synovus during the course of their service on the Board and as such, the Board does not believe arbitrary term limits on directors’ service are appropriate. At the same time, the Board recognizes the importance of Board refreshment to help ensure an appropriate balance of experience and perspectives on the Board.

Consideration of Director Candidates

Director Qualifications

Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to

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make, and be financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing director candidates and existing directors:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;
•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;
•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and the Board’s director independence standards;
•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of Synovus’ business;
•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;
•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and
•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Although the Board does not have a formal policy on diversity, the Board and the Committee believe that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will contribute to Board diversity and allow the Board to effectively fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our director nominees, see “Proposals to be Voted on: Proposal 1—Election of 11 Directors—Nominees for Election as Director” beginning on page 20 of this Proxy Statement.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus’ executives and individuals personally known to the members of the Board. Second, the Committee, as authorized under its charter, retains at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, as well as any candidates identified by shareholders through the process described below, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Shareholder Candidates

The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 52 of this Proxy Statement.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board as follows:

•	by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901;
•	by telephone: (706) 649-5292; and
•	by email to synovusboardofdirectors@synovus.com.

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending upon the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries;

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spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any director upon request.

These procedures are also available in the Corporate Governance section of our website at investor.synovus.com. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Shareholder Engagement

Synovus and our Board believe that accountability to our shareholders is key to sound corporate governance principles, and as such, regular and transparent communication with our shareholders is essential to our long-term success. Throughout the year, members of our management team meet regularly with a significant number of our shareholders to discuss our corporate strategy, financial performance, long-term objectives, credit risks, capital management, enterprise risk management, corporate governance and executive compensation. In regularly engaging with our shareholders, we provide perspective on our governance policies and executive compensation practices and seek input from these shareholders to ensure that we are addressing their questions and concerns.

Our on-going shareholder engagement program encompasses a number of initiatives, including:

•	Telephonic meetings with our larger institutional shareholders;
•	In-person and telephonic meetings with certain large institutional shareholders, with participation by our Lead Director and Chair of the Compensation Committee and certain other members of our Board as appropriate;
•	Responses to institutional and retail shareholder correspondence and inquiries;
•	Engagement with proxy advisory services such as Glass Lewis and ISS;
•	Attendance and presentation at six to eight industry conferences each year;
•	In-person and telephonic meetings with rating agencies including Standard & Poor’s, Fitch, and Moody’s;
•	Regular engagement with sell-side analysts who cover Synovus to reinforce key themes related to our business strategy and financial performance. This communication helps to ensure that written reports about Synovus, including earnings projections, are reasonable and consistent with our stated objectives; and
•	In-person non-deal road shows at least quarterly in various geographies throughout the United States.

In 2018, we significantly enhanced our shareholder outreach efforts as we tried to better understand shareholder sentiment around our July 2018 announcement of the acquisition of FCB, resulting in us contacting approximately 110 current or target institutional investors within 60 days of the deal announcement. These outreach efforts included contacting many of Synovus and FCB’s largest shareholders, representing approximately 40 million shares, or 24% of the combined company’s proforma ownership base. By pursuing a more robust engagement strategy, we were able to better understand and address shareholder questions and concerns about the strategic rationale associated with the acquisition and the Company’s long-term growth strategy. Opinions and perspectives expressed during these engagement meetings were discussed by executive management and the Board.

We look forward to continued enhancement of our shareholder engagement program in 2019. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision making process with a diverse shareholder base in mind.

Our Name and Culture

Our name, Synovus, is a combination of two words — synergy and novus — that, together, represent the full range of financial capabilities we offer, geographic markets we serve, and our focus on the future. In 2018, our company completed the transition from 28 locally-branded divisions to the Synovus brand. The business rationale for that transition is straightforward: It will increase awareness of our regional presence, our financial capabilities, and our ability to meet the needs of customers and prospects.

The name also represents a culture that has defined nearly every aspect of our company since its founding in 1888. The Synovus culture — relationship-based, service-focused, and grounded here — is our principal source of value creation with communities, customers, team members, and shareholders. Adopting the Synovus name throughout the company will allow us to deploy this core competitive advantage even more effectively — and is a critical step toward building our future.

Our Purpose, Value Proposition, and Customer Covenant

Our purpose is to be the bank that leads and strengthens our communities and serves the needs of our customers through real, personal relationships. Our foundational value proposition is relationship banking delivered through expert bankers committed to an exceptional customer experience. Our Customer Covenant defines how we serve customers:

We pledge to serve every customer with the highest levels of sincerity, fairness, courtesy, respect and gratitude, delivered with unparalleled responsiveness, expertise, efficiency and accuracy. We are in the business to create lasting relationships, and we will treat our customers like we want to be treated. We will offer the finest personal service and products delivered by caring team members who take 100 percent responsibility for meeting the needs of each customer.
- 2019 Proxy Statement 15

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Commitment to Communities

As the bank of here, we believe serving communities means more than taking deposits or providing loans and other financial products. It means being here, in one place, for the long term. It means engaging at a deeper level than simply doing business or earning the right to do the next transaction. It means connecting with people, and helping people connect, so that individuals and businesses can fulfill their potential and thrive where they are. That’s the best way we know to help ensure the growth of our communities — and therefore the long-term health of our company.

At Synovus, we call our community outreach program Here Matters. The name builds on our legacy of service as the bank of here, and focuses on education, needs-based opportunities, and health and wellness. Every year, team members put in thousands of hours volunteering at food pantries, reading to schoolchildren, repairing veterans’ houses and many more projects across our five-state footprint.

We know that compared to the overall need, the impact of Here Matters is modest. But it is very much an expression of a locally-focused civic duty that has driven our Company throughout its history as well as a conviction that is deeply held by our leadership: that strong communities have strong banks.

That conviction animates our sustainability commitments, too.

Our Sustainability Commitments

Environmental

Conservation: Our conservation efforts range from purchase of recycled paper to design and installation of energy-efficient signage and external and internal lighting. At the end of 2018, we had 144,000 square feet of LEED qualified space (2 Gold, 1 Silver and 1 eligible); 13 electric vehicle charging stations; and approximately 810,000 square feet of space (more than 25% of footprint) fitted with LED lighting. We have also reduced paper consumption and transportation-related emissions by providing electronic statements to more than 132,000 customer accounts.

Environmental Considerations in Lending: Our loan policies prohibit lending to customers that exhibit careless attitudes or practices toward environmental issues. Our environmental procedures are administered by a third party with expertise in environmental due diligence.

Community

Here Matters: In 2018, Synovus team members volunteered 29,950 hours through 4,316 Here Matters opportunities. Team member and company contributions totaled more than $915,000 for the United Way, and team members provided $127,000 in scholarships to 126 students through the Jack Parker Scholarship Fund. The Company’s philanthropic giving was approximately $2 million to more than 500 non-profits and agencies across our footprint.

Financial Education: During the 2017-2018 school year, Synovus team members spent 4,900 hours providing financial literacy education and training to 1,265 students at 10 schools in Columbus, Georgia.

Culture and People: We were proud to be named one of American Banker’s “Best Banks to Work for” in 2018. Team member benefits include comprehensive health and wellness programs, retirement/401(k) match, and tuition reimbursement. We are also focused on improving inclusion and diversity through a CEO-sponsored initiative to increase minority representation in the Company, female representation in leadership, and inclusiveness in six areas identified in a team member inclusion survey.

CRA, Community Development and Financial Inclusion: We received an overall CRA rating of “Satisfactory” on our latest exam (November 2017). We offer a $100 million Affordable Mortgage Program for first-time homebuyers and other borrowers who may require assistance to purchase a residence. Our consumer products include a no-fee retail checking account and a range of other products with flexible fee structures. As a buyer of goods and services, it is also the policy of Synovus to engage a diverse network of vendors, including qualified minority vendors.

Small Business Lending: We are focused on supporting small businesses throughout our communities. We had more than $2.65 billion in credit outstanding to small businesses in 2018, including new loan originations of over $600 million and more than 1,100 new small business credit card accounts. We opened more than 10,000 new checking accounts for small business owners throughout our footprint, which provided $350 million in new deposits for Synovus. Finally, our bankers and team members remain very active and engaged in supporting the business community through their involvement with over 100 chambers of commerce, which we supported through sponsorships, programs and activities totaling more than $740,000 in 2018.

Recognition

Reputation: In 2018, American Banker and The Reputation Institute again named Synovus one of America’s most reputable banks. Of 40 banks included in the annual Survey of Bank Reputations, Synovus ranked in the top 10 among both customers and non-customers. This was our fourth consecutive appearance in the top 10 of the most reputable bank list.

Best Places to Work: We were also named one of American Banker’s “Best Banks to Work For” in 2018. This list has long been dominated by smaller community banks, so our appearance on it was a strong validation of the people- and service-focused culture we work hard to cultivate.

Greenwich Excellence and Best Brand Awards: Synovus won 22 awards in the 2018 Greenwich Excellence Awards for Small Business Banking and Middle Market Banking. Among more than 600 U.S. banks evaluated by Greenwich Associates, 34 received awards for small business banking and 40 for middle market banking. Synovus also won 4 awards in the 2018 Greenwich Best Brand Awards for Small Business Banking and Middle Market

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CORPORATE GOVERNANCE AND BOARD MATTERS

Banking. Among more than 600 U.S. banks evaluated, 22 banks received awards for small business banking and 20 for middle market banking. Only one bank won more awards than Synovus.

Additional Information about Corporate Governance

After careful planning and discussion, in January 2018, the Board amended the mandatory retirement age of the Board, effective with the 2018 annual meeting of shareholders, to the later of age 72 or seven years of Board service (but in no event shall a director serve after attaining age 75). The Board made this change as a part of a deliberative succession planning process, recognizing the upward trends in public board retirement ages and balancing the need for highly qualified candidates with the time and commitment required for director onboarding and education. We believe this change is in the best interests of our shareholders by ensuring a Board comprised of highly qualified individuals, highly committed and engaged in our Company’s long-term success.

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters, in the Corporate Governance section of our website at investor.synovus.com.

- 2019 Proxy Statement 17

DIRECTOR COMPENSATION

Director Compensation Program

The Compensation Committee is responsible for the oversight and administration of the Synovus director compensation program. The Compensation Committee reviews the director compensation program annually with the assistance of its independent compensation consultant, who provides a report evaluating the program relative to peer and broader market practices. The following is a description of the director compensation program for 2018.

Cash Compensation of Directors

As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table, during 2018, non-management directors of Synovus received an annual cash retainer of $50,000, with

•	Audit Committee and Risk Committee members receiving an additional cash retainer of $15,000 (with the Chairpersons of these committees also receiving an additional cash retainer of $15,000);
•	Compensation Committee and Corporate Governance and Nominating Committee members receiving an additional cash retainer of $10,000 (with the Chairpersons of these committees also receiving an additional cash retainer of $10,000); and
•	the Lead Director receiving an additional cash retainer of $25,000.

Executive Committee members do not receive any additional compensation for their service on that committee. In addition, directors who are employees of Synovus do not receive any additional compensation for their service on the Board.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee and Risk Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on those committees. The Board believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.

The members of the Board are compensated each April for their service on the Board from the date of the annual meeting to the following year’s annual meeting. As such, the Board was compensated in 2018 for the full year of service for the period from April 26, 2018 through April 24, 2019.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts mirror the return of one or more investment funds selected by the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. One director (Dr. Pastides) elected to defer his 2018 cash compensation under this plan.

Equity Compensation of Directors

During 2018, non-management directors also received awards of restricted stock units under the Synovus 2013 Omnibus Plan. On April 25, 2018, the Board approved grants of 1,411 restricted stock units ($75,000 grant date fair market value) to the non-management members of the Board elected on April 26, 2018 to serve as directors for a term ending on April 24, 2019. The director restricted stock units become fully vested and transferable upon the earlier to occur of the completion of three years of service following the grant date and the date the holder reaches mandatory retirement, as set forth in the Corporate Governance Guidelines. These restricted stock unit awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus.

Synovus’ 2011 Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors may purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors may elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount (equal to 15% of the directors’ cash contributions in 2018). Participants in the Director Stock Purchase Plan are fully vested in all shares of Synovus stock purchased for their benefit under the Plan and may request that the shares purchased under the Plan be released to them at any time. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. Synovus’ contributions under the Director Stock Purchase Plan provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

Director Stock Ownership Guidelines

Synovus’ Corporate Governance Guidelines require all directors over time to accumulate shares of Synovus stock equal in value to at least five times the value of their annual retainer. Directors have five years to attain this level of total stock ownership, but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. The restricted stock unit awards to directors and Synovus’ contributions under the Director Stock Purchase Plan assist and facilitate directors’ fulfillment of their stock ownership requirements. All of Synovus’ directors were in compliance with the guidelines as of December 31, 2018.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to non-management directors for the year ended December 31, 2018.

Name**	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Catherine A. Allen	$75,000	$75,000	$2,625	(3)	$152,625
Tim E. Bentsen	105,000	75,000	3,000	(3)	183,000
F. Dixon Brooke, Jr.	75,000	75,000	9,250	(3)(4)	159,250
Stephen T. Butler	70,000	75,000	7,600	(3)(4)	152,600
Elizabeth W. Camp	120,000	75,000	1,500	(3)	196,500
Diana M. Murphy	60,000	75,000	3,300	(3)(4)	138,300
Jerry W. Nix	85,000	75,000	—		160,000
Harris Pastides	75,000	75,000	11,700	(3)(4)	161,700
Joseph J. Prochaska, Jr.	95,000	75,000	—		170,000
John L. Stallworth	60,000	75,000	4,600	(4)	139,600
Melvin T. Stith	60,000	75,000	—		135,000
Barry L. Storey	70,000	75,000	5,650	(4)	150,650
Philip W. Tomlinson	75,000	75,000	6,000	(3)(4)	156,000

**Mr. Stelling does not receive any additional compensation for serving as a director. His 2018 compensation is described under the Summary Compensation Table found on page 46 of this Proxy Statement.

(1)	Reflects fees paid in 2018 for service on the Board from April 26, 2018 to April 24, 2019.
(2)	The grant date fair value of the 1,411 shares of restricted stock units awarded to each director in 2018 was approximately $75,000 as determined in accordance with FASB ASC Topic 718. For a discussion of the restricted stock units reported in this column, see Note 22 of the Notes to the Audited Consolidated Financial Statements in the 2018 Annual Report. As of December 31, 2018, each of Ms. Allen and Ms. Camp and Messrs. Bentsen, Butler, Nix, Pastides, Prochaska, Stith and Storey held 5,079 restricted stock units. Mr. Brooke held 3,248 restricted stock units, and each of Ms. Murphy and Mr. Stallworth held 1,424 restricted stock units.
(3)	Includes contributions made by Synovus under Synovus’ Director Stock Purchase Plan of the following amounts for the following directors: $1,500 for Ms. Camp; $2,400 for Mr. Tomlinson; $2,625 for Ms. Allen; and $3,000 for Ms. Murphy and each of Messrs. Bentsen, Brooke, Butler, Pastides, and Stallworth. As described more fully above, qualifying directors may elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and in 2018, Synovus contributed an additional amount equal to 15% of the directors’ cash contributions under the plan.
(4)	Includes compensation of $6,250 for Mr. Brooke, $4,600 for Mr. Butler, $300 for Ms. Murphy, $8,700 for Dr. Pastides, $1,600 for Mr. Stallworth, $5,650 for Mr. Storey and $3,600 for Mr. Tomlinson for service as a director of certain of Synovus’ market advisory boards.
- 2019 Proxy Statement 19

PROPOSALS TO BE VOTED ON

Proposal 1	Election of 11 Directors

Number

Pursuant to Synovus’ bylaws, the Board shall consist of not less than 8 nor more than 25 directors with such number to be set either by the Board or shareholders representing at least 66 2∕3% of the votes entitled to be cast by the holders of all of Synovus’ issued and outstanding shares. Currently, the size of the Board is set at 14 members but effective at the Annual Meeting, the size of the Board shall be 11 members. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 11 nominees named in this Proxy Statement.

Four of our current directors, Catherine A. Allen, Jerry W. Nix, Melvin T. Stith and Philip W. Tomlinson, have reached the mandatory retirement age for directors established under our Corporate Governance Guidelines and will not stand for re-election at the Annual Meeting. We thank these directors for their loyal and outstanding service to the Board and Synovus.

Nominees for Election as Director

The 11 nominees for director named in this Proxy Statement were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters—Consideration of Director Candidates—Director Qualifications” on page 13 of this Proxy Statement and described below. With respect to the nomination of continuing directors for re-election, the Corporate Governance and Nominating Committee also considers the individual’s contributions to the Board and its committees. Ten of the 11 nominees currently serve as a director. The nominees for director include five current and former chief executive officers, at least 9 persons who could be recognized as “audit committee financial experts,” a current president of a national university, and a former partner of a global auditing firm. The nominees have extensive experience in banking and financial services as well as insurance, investment management, commercial real estate, risk management, and accounting. In addition, each of the nominees has:

✓	Demonstrated business acumen and financial literacy;
✓	A high degree of engagement and commitment;
✓	A reputation for high integrity, judgment, professionalism and adherence to high ethical standards;
✓	Extensive experience in the public, private or not-for-profit sectors;
✓	Leadership and expertise in their respective fields;
✓	Strategic thinking; and
✓	Involvement in educational, charitable and community organizations.
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PROPOSALS TO BE VOTED ON

Our directors also have a wide range of other qualifications, skills and experiences that align with our long-term corporate strategy. In fact, the Corporate Governance and Nominating Committee has considered a number of qualifications in evaluating the nominees:

Board Expertise and Skills
Operations
Banking / Financial Services
Current / Former CEOs or Other C-Suite Leadership
Risk Management
Corporate Governance
Legal, Public Policy and Regulatory Affairs
Technology
M&A / Capital Markets
Public Company
Real Estate
Human Resources / Succession Planning
Public Accounting and Financial Acumen
Compliance
Diversity

Ten of the 11 nominees for election named below are considered independent under the NYSE rules and Synovus’ director independence standards. For additional information about our director independence requirements, consideration of director candidates, director tenure, leadership structure of our Board and other corporate governance matters, see “Corporate Governance and Board Matters” on page 8 of this Proxy Statement.

The following table sets forth information regarding the 11 nominees for election to the Board.

Name	Age	Year First Elected Director	Principal Occupation	Committees
Tim E. Bentsen	65	2014	Partner, Retired, KPMG LLP	E, A (Chair), C, R
F. Dixon Brooke, Jr.	71	2017	Chief Executive Officer and President, Retired, EBSCO Industries, Inc.	A, C
Stephen T. Butler	68	2012	Chairman of the Board and Chief Executive Officer, Retired, W.C. Bradley Company	C, CGN
Elizabeth W. Camp	67	2003	President and Chief Executive Officer, DF Management, Inc.	E, C (Chair), CGN, R
Diana M. Murphy	62	2017	Managing Director, Rocksolid Holdings, LLC	CGN
Harris Pastides	65	2014	President, University of South Carolina	CGN, R
Joseph J. Prochaska, Jr.	68	2011	Executive Vice President and Chief Accounting Officer, Retired, MetLife, Inc.	E, A, R (Chair)
John L. Stallworth	66	2017	Partner, Genesis II	R
Kessel D. Stelling	62	2010	Chairman of the Board, Chief Executive Officer and President, Synovus Financial Corp.	E (Chair)
Barry L. Storey	59	2013	Principal, BLS Holdings Group, LLC	C, CGN
Teresa White	52	—	President, Aflac US	-
A:	Audit Committee
C:	Compensation Committee
CGN:	Corporate Governance and Nominating Committee
E:	Executive Committee
R:	Risk Committee
- 2019 Proxy Statement 21

PROPOSALS TO BE VOTED ON

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Tim E. Bentsen is a former audit partner and practice leader of KPMG LLP, a U.S. based global audit, tax and advisory services firm, a position he retired from in 2012. Over his 37 years with KPMG, he served as an audit partner for numerous banks and other financial services companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. In addition, he served as an account executive for many of the largest audit and non-audit clients in the Southeast where he had extensive involvement with audit committees and served as the lead partner for tax and advisory services including risk, regulatory, internal audit and operational services for a Top 10 U.S. bank. Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute and as an organizer and faculty member for the University of Georgia’s Directors’ College for over ten years. He has also served as a member of the board of trustees and audit committee of Ridgeworth Funds, a mutual fund complex, and on the board of Krispy Kreme Doughnuts, Inc., a company specializing in sweet treats and complementary products, prior to that company going private. Mr. Bentsen is a faculty member at the J.M. Tull School of Accounting at the University of Georgia and a member of the board of directors of the Atlanta chapter of the National Association of Corporate Directors, or NACD. He holds a bachelor’s degree in business administration from Texas Tech University. Mr. Bentsen is a certified public accountant and a member of the American Institute and Georgia Society of Certified Public Accountants. His extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management and financial acumen enhances the Board’s knowledge in these areas.

F. Dixon Brooke, Jr. is the former President and Chief Executive Officer of EBSCO Industries, Inc., a privately owned company based in Birmingham, Alabama with a diverse range of business, including information services, publishing and digital media, outdoor products, real estate, manufacturing and general services, with operations in 23 countries and with approximately $2.7 billion in annual revenues. Mr. Brooke served as President and CEO of EBSCO for over eight years and served in various other leadership capacities during his 40 years of service with the company. Mr. Brooke currently serves as Chairman of the Board of our Birmingham market advisory board, having served on that board since its inception over 30 years ago. Mr. Brooke also serves as a director of EBSCO and McWane, Inc., a member of the compensation committee of EBSCO, and as a director of such non-profit boards as the Alabama Wildlife Federation, the Alabama Symphony Orchestra, and the Boy Scouts of America, Central Alabama Council. He holds a bachelor’s degree in business administration from Auburn University. Mr. Brooke’s extensive business acumen, executive leadership and his long-term experience and understanding of our banking organization provide the Board with a valuable resource related to corporate strategy and risk management.

Stephen T. Butler is the former Chairman of the Board and Chief Executive Officer of W.C. Bradley Co., a private consumer products and real estate company based in Columbus, Georgia. He retired as Chairman of the Board in April 2018, having held that position since 2008. Prior to that time and for 21 years, Mr. Butler served as Chief Executive Officer of W.C. Bradley Co. where he was responsible for the oversight and development of the company’s mass market home and leisure product businesses through acquisitions and new product introductions and the development of various real estate projects throughout Columbus, Georgia. In addition to his current service as a director on the W.C. Bradley board, Mr. Butler currently serves as Chairman of the Board of our Columbus market advisory board, on the compensation committee of W.C. Bradley Co. and on the boards of various civic and non-profit companies, including St. Francis Hospital, Inc., The Bradley-Turner Foundation and Brookstone School. He attended Vanderbilt University and Columbus State University and completed the Harvard Advanced Management Program. Mr. Butler’s extensive leadership experience with a diversified company enhances the Board’s understanding of corporate strategy, compensation practices and risk management, among other things.

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PROPOSALS TO BE VOTED ON

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously and for 16 years, Ms. Camp served in various capacities, including President and Chief Executive Officer, of Camp Oil Company. Before its sale in 2000, Camp Oil developed and operated convenience stores, truck stops and restaurants in nine states. Ms. Camp’s background also includes experience as a tax accountant with a major accounting firm and an attorney in law firms in Atlanta and Washington, D.C. Ms. Camp holds a bachelor’s degree in accounting and a law degree from the University of Georgia, as well as a master’s degree in taxation from Georgetown Law Center. Ms. Camp is a current director or trustee on the boards of several non-profit organizations, including the Woodruff Arts Foundation, University of Georgia Foundation, the Atlanta chapter of the NACD, and the Boy Scouts of America, Atlanta Area Council. She has received the designation of a Board Leadership Fellow by the NACD and is an independent member of the board of directors of Genuine Parts Company, a public company engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials, where she serves on its audit committee. Previously, Ms. Camp served as a director of Blue Cross Blue Shield of Georgia from 1992 to 2001. She is our Lead Director and the Chairman of our Compensation Committee. Ms. Camp’s background as an executive officer and her expertise in accounting, tax and legal matters provides expertise in management and auditing as well as leadership skills to our Board.

Diana M. Murphy is the Managing Director of Rocksolid Holdings, LLC, a private equity firm focused on small businesses and real estate in the Southeast. She served seven years on the Executive Committee of the United States Golf Association, or USGA, and is the immediate past president of the USGA, having previously served as Treasurer and Vice President of the organization. From 2012 to 2015, Ms. Murphy was Managing Director of the Georgia Research Alliance Venture Fund, a private equity firm invested in early-stage technology and life science companies created out of the state’s research universities. She also served eleven years as the Managing Director of Chartwell Capital Management Company, a private equity firm located in Jacksonville, Florida, and fifteen years as the Senior Vice President and Chief Revenue Officer of The Baltimore Sun Company. Ms. Murphy currently serves as the non-executive Chairman of the Board of Landstar System, Inc., a public company that provides integrated transportation management solutions worldwide, chairs its nominating and corporate governance committee and serves on its audit committee, compensation committee, safety and risk committee and strategic planning committee. She served as the Lead Independent Director of Landstar from 2012 to 2015. Ms. Murphy also serves as a director of CTS Corporation, a public company that designs, manufactures and sells a broad line of sensors, electronic components and actuators globally, chairing its nominating and governance committee and serving on its compensation committee. Ms. Murphy serves on a number of other boards, both private and charitable, including the board of the Boys and Girls Club of Southeast Georgia and the advisory board of Synovus’ Sea Island market. Ms. Murphy’s extensive experience and leadership of the boards of publicly-traded companies, along with her business acumen and management experience, well qualify her to serve on our Board.

Harris Pastides is the President of the University of South Carolina, a position he has held since August 2008. From 2003 to 2008, Dr. Pastides served as vice president for research and health sciences and dean of the Arnold School of Public Health and as executive director of the South Carolina Research Foundation. He joined the University of South Carolina in 1998 as Dean of the School of Public Health and as a professor of epidemiology. Dr. Pastides played a key role in the establishment of Health Sciences South Carolina, a consortium of the state’s research universities and leading hospital systems, and an integral part in the development of Innovista, the university’s 500-acre innovation and research district. Prior to joining the University of South Carolina, Dr. Pastides held various positions at the University of Massachusetts at Amherst for over 13 years, including professor of epidemiology and chairman of the department of biostatistics and epidemiology. In addition to serving on our local advisory board in South Carolina, he has served on a number of professional organizations and civic boards, including the South Carolina Governors School for the Arts and Humanities, S.C. River Alliance, the Council on Research Policy and Graduate Education and EngenuitySC. He received a master’s in public health, a master’s of philosophy degree in epidemiology and his doctorate degree from Yale University and a bachelor’s degree from the University of Albany, State University of New York. Dr. Pastides is a former Fulbright senior research fellow and has received numerous other professional awards and recognitions for his research work and leadership, including the Ellis Island Medal of Honor, the Chief Executive Leadership Award from the Council for Advancement and Support of Education and the Richard Allen award from Allen University. His experience in management and complex organizations and his background in research, innovation and education provides our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and risk management.

- 2019 Proxy Statement 23

PROPOSALS TO BE VOTED ON

Joseph J. Prochaska, Jr. is the former Executive Vice President and Chief Accounting Officer of MetLife, Inc., a public insurance and financial services company, a position he held from 2005 until his retirement in 2009. From 2003 to 2005, he served as MetLife’s Senior Vice President and Chief Accounting Officer. From 1992 to 2003, Mr. Prochaska served in various executive leadership positions at Aon Corporation, including Senior Vice President and Controller, Executive Vice President and Chief Financial Officer of Aon Group, Inc. and President of Aon’s Financial Services Group. From 1975 to 1992, he served in various executive leadership positions at Shand, Morahan & Co., Inc. and Evanston Insurance Company, including Chief Financial Officer, Chairman and Chief Executive Officer. In addition, Mr. Prochaska’s background includes experience with a major accounting firm in Chicago, Illinois as a certified public accountant. He holds a bachelor’s degree in accounting from the University of Notre Dame. Mr. Prochaska currently serves on the board of several private companies and is a member of the audit committee for one of these companies. He has also received the designation of a Governance Fellow by the NACD and in 2018, was named to the NACD Directorship 100. Mr. Prochaska’s extensive accounting experience in the financial services industry, his integral involvement in the day-to-day accounting and risk management practices of large global public companies and his compensation and insurance expertise provide our Board with a valuable resource.

John L. Stallworth is a partner of Genesis II, a family investment and philanthropic partnership, and the Chairman of the John Stallworth Foundation, a private foundation created in 1980 to provide college scholarships to students attending college in the state of Alabama. From 1986 to 2006, Mr. Stallworth was the President and Chief Executive Officer of Madison Research Corporation, or MRC, a private company engaged in engineering services and technology support for the defense industry. Prior to its sale in 2006, MRC employed 650 employees, had annual sales of $75 million and operated in seven states, including Alabama, Florida, Georgia, South Carolina and Tennessee. Mr. Stallworth is also retired from professional football, having played for the Pittsburgh Steelers for fourteen seasons. In 2002, he was inducted into the Pro Football Hall of Fame. Since 2009, Mr. Stallworth has been a partial owner of the Pittsburgh Steelers. In addition to his work with the John Stallworth Foundation, Mr. Stallworth serves on a number of charitable and private boards, including the advisory board of Synovus’ Huntsville market. He has also been an instrumental leader in the development and revitalization efforts of Huntsville’s downtown. Mr. Stallworth’s background and considerable business experience, along with his leadership, economic development, civic and educational involvement, enhances our Board’s knowledge in these areas.

Kessel D. Stelling is the Chairman of the Board, Chief Executive Officer and President of Synovus. He has been Chairman since January 2012 and Chief Executive Officer and President since October 2010, after serving as Acting Chief Executive Officer from June to October 2010. Prior to that time and since February 2010, Mr. Stelling served as President and Chief Operating Officer of Synovus. From June 2008 until February 2010, Mr. Stelling served as the Regional Chief Executive Officer of Synovus’ Atlanta area market. Prior to that time, he served as President and Chief Executive Officer of Bank of North Georgia, having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bancshares, Inc. and Riverside Bank in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside was acquired by Synovus. Prior to that time, Mr. Stelling worked in various management capacities in banking in the Atlanta region, having begun his career in the industry in 1974. Mr. Stelling holds a bachelor’s degree from the University of Georgia and is a graduate of Louisiana State University School of Banking of the South. He serves as a Class A director of the Federal Reserve Bank of Atlanta and serves on the Board of Regents of the University System of Georgia and on the board of Georgia Power, the largest subsidiary of Southern Company, a public company and one of the nation’s largest generators of electricity. Mr. Stelling also serves as the treasurer and as a member of the executive committee of the Bank Policy Institute and as a director of several civic and non-profit organizations, including the Georgia Chamber of Commerce and the Georgia Historical Society. In addition, he has been named as one of the “100 Most Influential Georgians” by Georgia Trend magazine for nine consecutive years. Mr. Stelling’s extensive banking and leadership experience, along with his in-depth knowledge of our corporate strategy and day-to-day operations, provides our Board with an important resource in understanding our markets and industry and in effectively managing our risk.

Barry L. Storey is the Principal of BLS Holdings Group, LLC, an Augusta, Georgia-based company with the primary focus of managing a portfolio of retail real estate properties and various alternative assets. Prior to January 2015, he was the Founding Partner of Hull Storey Gibson Companies, LLC, a retail acquisition and development real estate company founded in 1992 that owned and operated over 13 million square feet of retail strip centers and enclosed mall properties in the Southeast. Prior to 1992, Mr. Storey worked as a project manager in the Mall Development Division for CBL & Associates Properties, Inc. and as a real estate leasing manager for NTS Development Corporation. Mr. Storey holds a bachelor’s degree from the University of Georgia, is a trustee of the University of Georgia Foundation and the immediate past Chair of the University of Georgia’s Terry College of Business Dean’s Advisory Council. Mr. Storey serves on numerous civic and professional boards of directors, including as Chair of the Community Foundation of the Central River Savannah Area, as well as on the advisory board of our Augusta market. His extensive experience and expertise in real estate acquisition, development and management and his background in the markets in which we serve provides our Board with significant insight, particularly as we continue to refine and execute our growth and expense reduction strategies for the future.

24	- 2019 Proxy Statement

PROPOSALS TO BE VOTED ON

Teresa White is President of Aflac U.S., which constitutes the operating U.S. insurance businesses for Aflac Incorporated, a publicly held company. She has served in that position since October 2014. As president, Ms. White’s responsibilities include marketing, sales and distribution, information technology, corporate communications, operations, US financial management and shared services. She oversees the company’s extensive distribution network of individual agents and brokers across the country, as well as 5,300 employees. Prior to becoming President, Ms. White served in various leadership positions with Aflac, including Chief Operating Officer from July 2013 to September 2014, Executive Vice President and Chief Services Officer from October 2012 to July 2013 and Executive Vice President and Chief Administrative Officer from March 2008 to October 2012, among others. Ms. White is active in her community, having served on the boards of various non-profit and professional organizations, including the Georgia Chamber Board of Governors, Neighborworks Columbus and Americas Health Insurance Plans. She has been recognized for her leadership with a number of awards, including three consecutive years as Black Enterprise’s Most Powerful Women in Business, Bizwomen’s 2016 Women to Watch, Atlanta Business Chronicle’s Women Who Mean Business and numerous recognitions by American Business Awards. Ms. White holds a bachelor’s degree in business administration from the University of Texas at Arlington and a master’s degree in management from Troy State University. Ms. White’s extensive operational and strategic background, coupled with her marketing, sales, talent and risk management experience at the executive level in the financial services industry, will guide the Company in its long-term strategic and operational planning and add a valuable resource to the Board.

The Board of Directors unanimously recommends that you vote “FOR” each of the 11 nominees.

- 2019 Proxy Statement 25

PROPOSALS TO BE VOTED ON

Proposal 2	Approval of Advisory Vote on the Compensation of our Named Executive Officers as Determined by the Compensation Committee

Synovus believes that our compensation policies and procedures for our named executive officers are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Synovus also believes that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Each year, as required by Section 14A of the Securities Exchange Act, we give you, as a shareholder, the opportunity to endorse the compensation for our named executive officers. The proposal described below, commonly known as a “Say on Pay” proposal, gives you the opportunity to approve, on an advisory basis, such compensation as described in this Proxy Statement.

In deciding how to vote on this proposal, the Board encourages you to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement and the tabular and narrative disclosure which follows it. In those sections, we discuss each element of compensation, including base salaries, short-term incentives, long-term incentives and retirement benefits. We also discuss our policies and other factors which affect the decisions of our Compensation Committee.

In many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

We believe our executive compensation is aligned with shareholders because:

•	We tie compensation to performance. A majority of executive compensation is at risk based on performance. Awards under our short-term and long-term incentive plans vary based on Synovus’ financial results and shareholder return.
•	We generally use objective criteria and performance metrics which relate to our strategic goals, including core earnings, pre-provision net revenue, efficiency ratio and return on average assets, or ROAA.
•	The value of incentives reflected our 2018 results, including strong financial results rewarded through above target annual incentive payouts while negative shareholder returns resulted in a decline in the value of long-term incentive awards.
•	Our program emphasizes alignment with long-term shareholders by granting more than half of incentives through equity awards and requiring executives to maintain equity holdings through stock ownership guidelines and “hold until retirement” policies.
•	We include specific methods for evaluating risk performance in our annual and long-term incentive plans, and adjusting payouts if necessary, to ensure that executives are not incentivized to take unnecessary or excessive risks.

We believe that the compensation delivered to each named executive officer in 2018 was fair, reasonable and aligned with performance.

Unless the Board modifies its policy on the frequency of future “Say on Pay” advisory votes, the next “Say on Pay” vote will be held at the 2020 annual meeting of shareholders. The next advisory vote on the frequency of “Say on Pay” proposals is scheduled to occur at the 2020 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “FOR” the advisory vote on the compensation of the named executive officers as determined by the Compensation Committee.

26	- 2019 Proxy Statement

PROPOSALS TO BE VOTED ON

Proposal 3	Ratification of Appointment of the Independent Auditor

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2019 and Synovus’ internal control over financial reporting as of December 31, 2019. KPMG has been appointed continuously since 1975. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

The Audit Committee annually reviews KPMG’s independence and performance in connection with the determination to retain KPMG. In conducting its review this year, the Audit Committee considered, among other things:

•	KPMG’s historical and recent performance on Synovus’ audit, including the extent and quality of KPMG’s communications with the Audit Committee;
•	feedback from Synovus’ senior management on the quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the current engagement by KPMG’s audit team;
•	data relating to audit quality and performance, including recent PCAOB reports on KPMG;
•	KPMG’s tenure as Synovus’ independent auditors and its depth of understanding of Synovus’ business, accounting policies and practices and internal control over financial reporting;
•	KPMG’s exhibited professional skepticism;
•	the expertise and capability of KPMG’s lead audit partner;
•	the advisability and potential impact of selecting a different independent public accounting firm; and
•	KPMG’s independence (see “Audit Committee Report” beginning on page 31 of this Proxy Statement).

Based on the results of its review this year, the Audit Committee concluded that KPMG is independent and that it is in the best interests of Synovus and its shareholders to appoint KPMG LLP to serve as Synovus’ independent auditor for 2019.

Synovus’ Audit Committee oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. At the Audit Committee’s instruction, KPMG selects candidates to be considered for the lead engagement partner role, who are then interviewed by members of Synovus’ senior management. After discussing the results of senior management’s interviews, the members of the Audit Committee, as a group, interview the candidates. The Audit Committee then considers the appointment and votes on the selection.

Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as the independent auditor for the year 2019.

- 2019 Proxy Statement 27

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each executive officer of Synovus as of the date of this Proxy Statement.

Name	Age	Position with Synovus
Kessel D. Stelling(1)	62	Chairman of the Board, Chief Executive Officer and President
Kevin S. Blair (2)	48	Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer
Robert W. Derrick(3)	55	Executive Vice President and Chief Credit Officer
Mark G. Holladay(4)	63	Executive Vice President and Chief Risk Officer
Jill K. Hurley(5)	39	Chief Accounting Officer
(1)	As Mr. Stelling is a director of Synovus, relevant information pertaining to his positions with Synovus is set forth under the caption “Nominees for Election as Director” beginning on page 20 of this Proxy Statement.
(2)	Kevin S. Blair was elected Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer in December 2018, having previously served as Executive Vice President and Chief Financial Officer since August 2016. Prior to joining Synovus in 2016, Mr. Blair served as Treasurer for SunTrust Bank. Prior to becoming corporate treasurer in 2015 at SunTrust and for 18 years, Mr. Blair served in various capacities with SunTrust, including director of SunTrust’s commercial specialty segment, chairman and chief executive officer of SunTrust’s Georgia/North Florida region, and in leadership roles in such areas as corporate strategy, line management, strategic finance and credit risk management.
(3)	Robert W. Derrick was elected Executive Vice President and Chief Credit Officer in January 2019. Prior to that time and since 2003, he served in various roles within Synovus’ credit division, including Chief Community Credit Officer and Group Executive – Credit Risk. Prior to joining Synovus in 2003, Mr. Derrick served in various capacities with Wachovia Bank. He has more than 32 years of experience in the banking industry.
(4)	Mark G. Holladay was elected Executive Vice President and Chief Risk Officer of Synovus in October 2008. From 2000 to 2008, Mr. Holladay served as Executive Vice President and Chief Credit Officer of Synovus. From 1974 until 2000, Mr. Holladay served in various capacities with Columbus Bank and Trust Company, one of our former banking divisions, including Executive Vice President.
(5)	Jill K. Hurley was elected Chief Accounting Officer in August 2018. Prior to joining Synovus, and since February 2015, Ms. Hurley was Director of Financial Reporting and Accounting Policy at IberiaBank Corporation. From 2012 to 2015, she served as Business Unit Controller for Regions Bank.
28	- 2019 Proxy Statement

STOCK OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus common stock by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of January 31, 2019.

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Shares of Common Stock Beneficially Owned	Restricted Stock Units(2)	Total(2)
Catherine A. Allen	15,444	(3)	*	5,116	20,560
Tim E. Bentsen	11,953	(4)	*	5,116	17,069
Kevin S. Blair	16,344	(5)	*	39,010	55,354
F. Dixon Brooke, Jr.	58,955	(6)	*	3,271	62,226
Stephen T. Butler	948,605	(7)	*	5,116	953,721
Elizabeth W. Camp	28,686		*	5,116	33,802
Allen J. Gula, Jr.	58,667	(8)	*	15,928	74,595
Mark G. Holladay	58,961	(9)	*	13,103	72,064
Diana M. Murphy	5,275		*	1,434	6,709
Jerry W. Nix	9,110		*	5,116	14,226
Harris Pastides	9,267		*	5,116	14,383
Joseph J. Prochaska, Jr.	14,411	(10)	*	5,116	19,527
J. Barton Singleton	61,053		*	13,103	74,156
John L. Stallworth	1,118		*	1,434	2,552
Kessel D. Stelling	287,921	(11)	*	88,471	376,392
Melvin T. Stith	13,083	(12)	*	5,116	18,199
Barry L. Storey	32,897	(13)	*	5,116	38,013
Philip W. Tomlinson	24,132		*	5,116	29,248
Teresa White	-		*	-	-
Directors and Executive Officers as a Group (21 persons)	1,658,184		1.0%	230,647	1,888,831
*	Less than one percent of the outstanding shares of Synovus stock.
(1)	Beneficial ownership is determined under the rules and regulations of the SEC, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Share numbers in this column include restricted stock units that will vest within 60 days of January 31, 2019 as follows:
Name	Number of RSUs vesting within 60 days
Kevin S. Blair	7,033
Allen J. Gula, Jr.	15,326
Mark G. Holladay	10,023
J. Barton Singleton	10,023
Kessel D. Stelling	66,272

In addition, the executive officers other than our executive officers named in the Summary Compensation Table had rights to acquire an aggregate of 2,173 shares of Synovus stock through restricted stock units that will vest within 60 days.

This column includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs) and trusts as to which each such person has beneficial ownership. With respect to directors, this column also includes shares allocated to such director’s individual accounts under the Synovus 2011 Director Stock Purchase Plan; with respect to executive officers, this column includes shares allocated to such person’s individual accounts under the Synovus 2011 Employee Stock Purchase Plan, Synovus’ 401(k) savings plan and IRAs.

None of the shares of Synovus stock held by these other executive officers were pledged or otherwise held in a margin account.

(2)	While shares held in the “Restricted Stock Units” column do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning directors and executive management with shareholder interests. These restricted stock units are in the form of restricted stock units, MRSUs and PSUs. In addition, this column includes the accrued dividend equivalent rights related to these restricted stock units. Shares in the “Total” column include these shares as well as shares deemed to be beneficially owned pursuant to the rules and regulations of the SEC.
(3)	In addition, Ms. Allen beneficially owns 4,000 shares of Synovus’ Fixed- to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, or Preferred Stock.
(4)	Includes 2,781 shares held in an IRA account. In addition, Mr. Bentsen beneficially owns 8,000 shares of Preferred Stock.
(5)	In addition, Mr. Blair beneficially owns 2,000 shares of Preferred Stock.
(6)	Includes 7,668 shares held by his spouse.
(7)	Includes 56,857 shares held in a family partnership in which Mr. Butler’s spouse has shared investment and voting powers, 242,267 shares held in various trusts in which Mr. Butler has shared investment and voting powers and 633,897 shares held in a family trust in which Mr. Butler shares a pecuniary interest but as to which Mr. Butler disclaims beneficial ownership. In addition, Mr. Butler beneficially owns 2,000 shares of Preferred Stock.
- 2019 Proxy Statement 29

STOCK OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

(8)	In addition, Mr. Gula beneficially owns 2,000 shares of Preferred Stock.
(9)	In addition, Mr. Holladay beneficially owns 4,000 shares of Preferred Stock.
(10)	Includes 5,300 shares held in an IRA account.
(11)	Includes 106,271 shares held in trust in which Mr. Stelling has shared voting powers and 11 shares in his 401(k) savings plan account. Includes 13,909 shares held in trust in which Mr. Stelling’s wife acts as the trustee with shared investment and voting powers.
(12)	Includes 25 shares held jointly by his spouse and his child.
(13)	Includes 14,374 shares held in a family trust in which Mr. Storey has shared investment and voting powers. In addition, Mr. Storey beneficially owns 4,000 shares of Preferred Stock.

Pursuant to Synovus’ Articles of Incorporation and bylaws, certain shares of Synovus common stock are entitled to ten votes per share, including shares which (1) have been beneficially owned continuously by the same shareholder since February 21, 2015; (2) have been held by the same beneficial owner to whom the shares were issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share to such shares; (3) have been acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries and have been held by the same owner for whom it was acquired under any such plan; (4) have been acquired by reason of participation in a dividend reinvestment plan offered by Synovus and have been held by the same owner for whom the shares were acquired under any such plan; or (5) have been owned by a holder who, in addition to certain other shares, is the owner of less than 162,723 shares of Synovus common stock. Applying these standards, we believe that all of the shares of Synovus common stock set forth in the table above are entitled to ten votes per share.

Based upon the total voting power certified at Synovus’ 2018 annual meeting of shareholders and based on the assumption that all shares of Synovus common stock held by the directors and executive officers of Synovus qualify for ten votes per share as set forth above, (1) the voting power of each of the directors and named executive officers, other than Messrs. Butler and Stelling, would represent less than 1% of the total voting power, (2) Mr. Butler’s beneficial ownership would represent approximately 3.4% of the total voting power, 2.3% of which is disclaimed by Mr. Butler, (3) Mr. Stelling’s beneficial ownership would represent approximately 1.0% of the total voting power, and (4) directors and executive officers as a group would represent approximately 6.0% of the total voting power, 2.3% of which is disclaimed by Mr. Butler.

The total voting power represented by the common shares owned by directors, named executive officers and directors and executive officers as a group may be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares held in “street” or “nominee” name.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus common stock held by the only known holders of more than 5% of the outstanding shares of Synovus common stock as of December 31, 2018.

Name and Address of Beneficial Owner	Shares of Synovus Stock Beneficially Owned as of 12/31/18		Percentage of Outstanding Shares of Synovus Stock Beneficially Owned as of 12/31/18(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	15,241,685	(2)	13.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvem, Pennsylvania 19355	12,051,007	(3)	10.4%
Synovus Trust Company, N.A.(4) 1148 Broadway Columbus, Georgia 31901	5,981,459	(5)	5.2%
(1)	The ownership percentages set forth in this column are based upon Synovus’ issued and outstanding shares as of December 31, 2018. The shares in this table are presumed to be entitled to only one vote per share, although the underlying shareholder may be entitled to ten votes per share by providing appropriate certifications to Synovus. Because the total voting power of all the common shares may be determined only at the time of a shareholder meeting due to the need to obtain appropriate certifications, there may not be a direct correlation between the percentage of outstanding common shares owned and the voting power represented by those common shares.
(2)	This information is based upon information included in a Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 13,912,342 shares and sole dispositive power with respect to 15,241,685 shares.
(3)	This information is based upon information included in a Schedule 13G filed with the SEC on January 10, 2019 by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 67,801 shares, shared voting power with respect to 13,492 shares, sole dispositive power with respect to 11,981,340 shares and shared dispositive power with respect to 69,667 shares. According to the filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 56,175 of the reported shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 25,118 of the reported shares.
(4)	The shares of Synovus stock held by Synovus Trust Company are voted by the Vice President of Operations of Synovus Trust Company.
(5)	As of December 31, 2018, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including Synovus Bank through its wholly owned subsidiary, Synovus Trust Company, N.A., held in various fiduciary or advisory capacities a total of 5,980,399 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 5,439,165 shares as to which it possessed sole voting power, 5,754,524 shares as to which it possessed sole investment power, 28,814 shares as to which it possessed shared voting power and 206,791 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 1,060 shares as to which they possessed sole investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.
30	- 2019 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. The duties of the Audit Committee are summarized in this Proxy Statement under “Corporate Governance and Board Matters — Committees of the Board” beginning on page 9 and are more fully described in the Audit Committee charter adopted by the Board of Directors. A copy of the Audit Committee charter is available in the Corporate Governance section of our website at investor.synovus.com.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2018 and related information, including non-GAAP financial measures, and other disclosures included in Synovus’ earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the Securities and Exchange Commission;
•	Reviewed and discussed with management and KPMG LLP management’s assessment of the effectiveness of Synovus’ internal control over financial reporting and KPMG’s evaluation of Synovus’ internal control over financial reporting;
•	Discussed with KPMG LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees;
•	Received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and discussed with KPMG LLP their independence; and
•	Considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with KPMG LLP’s independence and concluded that KPMG LLP is independent from Synovus and its management.

The Audit Committee has discussed with Synovus’ internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee regularly meets with Synovus’ internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their observations and recommendations regarding Synovus’ internal controls.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

The Audit Committee
 Tim E. Bentsen, Chair
F. Dixon Brooke, Jr.
Jerry W. Nix
Joseph J. Prochaska, Jr.

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2018 and December 31, 2017 and fees billed for other services rendered by KPMG during those periods.

	2018	2017
Audit Fees(1)	$2,923,204	$2,898,185
Audit Related Fees(2)	516,032	270,000
Tax Fees(3)	290,913	301,726
All Other Fees	—	—

	$3,730,149	$3,469,911
(1)	Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.
(2)	Audit related fees consisted principally of fees for assurance, attestation and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”
(3)	Tax fees consisted of fees for tax consulting and compliance, tax advice and tax planning services.
- 2019 Proxy Statement 31

AUDIT COMMITTEE REPORT

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The Audit Committee uses a combination of two approaches to pre-approve audit and permitted non-audit services performed by the independent auditor: class pre-approval and specific pre-approval. Class pre-approval is reserved for certain limited audit, audit-related and tax services, as approved by the Audit Committee each year. All other services performed by the independent auditor must be specifically pre-approved by the Audit Committee. For instance, the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each service is allocated to the appropriate category and where specific pre-approval is required, the specific service is accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services, the classification of the service and where specific pre-approval is required, the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority (on engagements not exceeding $100,000) to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

All of the services described in the table above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Committee pursuant to legal requirements and the Committee’s Charter and Pre-Approval Policy.

32	- 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

CD&A Overview

The following Compensation Discussion and Analysis, or CD&A, describes our compensation program for our named executive officers, who are listed in the table below:

Name	Title
Kessel D. Stelling	Chairman of the Board, Chief Executive Officer and President
Kevin S. Blair	Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer (Retired Effective December 31, 2018)
J. Barton Singleton	Executive Vice President and President, Financial Management Services
Mark G. Holladay	Executive Vice President and Chief Risk Officer

Specifically, the CD&A addresses:

•	how our 2018 performance aligns with our 2018 compensation (set forth in the section entitled “Executive Summary”);
•	each element of compensation and our “mix” of compensation for 2018 (set forth in the section entitled “Elements and Mix of Compensation for Past Fiscal Year”);
•	the objectives of our compensation program (set forth in the section entitled “Compensation Philosophy and Key Considerations”);
•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Key Considerations”);
•	how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Competitive Market Data”);
•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);
•	how amounts for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives);
•	information regarding post-termination compensation (our executives do not have employment agreements—see the section entitled “Employment and Termination Agreements”); and
•	our compensation framework, including our compensation process, compensation policies and risk considerations (described in the section entitled “Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations”).

For additional information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee” on page 10 of this Proxy Statement.

- 2019 Proxy Statement 33

EXECUTIVE COMPENSATION

Executive Summary

Synovus 2018 Performance

Our 2018 financial results were generally in line with our 2018 guidance and overarching objectives. Our continued focus on sustainable growth, enhanced profitability and greater efficiency led to broad-based improvement. This improvement was evident for the year through our performance in several key financial measurements—earnings per share growth, return on average assets, return on average common equity and the efficiency ratio, with each measurement demonstrating substantial progress in 2018. In fact, we began 2018 by establishing new long-term targets including 10.0+% compounded annual growth in earnings per share over three years, a 1.45+% return on average assets, 17.0+% return on average tangible common equity and an adjusted tangible efficiency ratio of less than 50%. During 2018 we either exceeded, or were on track to exceed, each of these recently established targets.

•	Earnings growth—Net income available to common shareholders was $410.5 million, or $3.47 per diluted common share in 2018. Adjusted net income per diluted common share* was $3.64 in 2018, up 43.8% from 2017, well ahead of our long-term financial target of 20+% compounded annual growth in earnings per share over three years.
•	Revenue growth—Total revenues were $1.43 billion in 2018, up 4.4% from 2017. Adjusted total revenues* were $1.44 billion, up 10.6% from 2017. Net interest income was $1.15 billion, up 12.2% for the year, in line with our 2018 earnings guidance of 11%-13% growth due to net interest margin expansion associated with increases in the Federal Funds rate. Non-interest income was $280.1 million in 2018, down $65.2 million from 2017. The decline in reported non-interest income was driven by the $75 million Cabela’s transaction fee received in 2017, offset by growth in fiduciary and asset management, brokerage, and insurance revenues, which collectively increased $12.2 million in 2018. Adjusted non-interest income* increased $12.4 million or 4.5% from 2017, in line with our 2018 earnings guidance of 4%—6% growth.
•	Profitability—Return on average assets was 1.35% in 2018 compared to 0.89% in 2017. Adjusted return on average assets* increased to 1.41% in 2018 compared to 1.04% in 2017 and was well ahead of our long-term target of 1.35+% return on average assets.
•	Efficiency—Non-interest expense was $829.5 million in 2018, up 1.0% from 2017, in line with our guidance of 0%-3% growth on a reported basis. Adjusted non-interest expense* was $808.3 million in 2018, up 4.0% from 2017. Our continued expense discipline helped us achieve our long-term financial goal of an adjusted efficiency ratio* below 50%. The efficiency ratio was 57.99% in 2018. The adjusted efficiency ratio* was 56.33% in 2018, an improvement of 354 basis points from 59.87% in 2017.
•	Loan portfolio growth and diversification—Total loans ended the year at $25.95 billion, a $1.16 billion or 4.7% increase from 2017. Total average loans for the year grew $808.8 or 3.3% compared to 2017, slightly lower than our original 2018 guidance of 4%—6% growth on an average basis. Additionally, we continued to diversify the loan portfolio. Commercial and industrial loans now represent 49.2% of total loans, and consumer loans have increased to 25.5% of total loans while commercial real estate loans have declined to 25.3% of total loans.
•	Deposit growth—Total average deposits were $26.34 billion, up $969.7 million or 3.8% from 2017, slightly lower than our 2017 guidance of 4%—6% growth, but in line with overall loan growth. We continued to enhance the mix of our deposits, with average core deposits* continuing to grow, posting a $777.0 million or 3.3% increase for the year, driven by growth in non-interest-bearing demand deposits, money market accounts, and time deposits.
•	Credit quality—Credit quality continued to improve. The non-performing assets ratio ended the year at 0.44%, a 9 basis point improvement from 2017. The net charge-off ratio was 0.20% for the year, compared to 0.29% in 2017, in line with our 2018 guidance of 15 – 25 basis points in net charge-offs for the year.
•	Capital management—Our capital ratios continue to be well above regulatory requirements. The common equity Tier 1 ratio ended the year at 9.95%, down from 9.99% in 2017, and the Tier 1 capital ratio ended the year at 10.61%, up from 10.38% a year ago. Return on average common equity was 14.55% in 2018, compared to 9.32% in 2017. The adjusted return on average common equity* was 15.29% in 2018, up from 10.86% in 2017. Additionally, the return on average tangible common equity* was 14.94% in 2018, up from 9.58% in 2017. Adjusted return on average tangible common equity* was 15.66% in 2018, up from 11.14% in 2017. In 2018, we returned $281 million in capital to common shareholders. Repurchases for the year totaled $175 million, and we paid $106 million in common stock dividends, including a 66.7% increase in the quarterly dividend to $0.25 per share effective in April 2018. While we continued to return capital to shareholders, we also continued to grow tangible book value* in 2018 to $24.78 per common share, an increase of 6.5% over the prior year.

*For a reconciliation of the foregoing non-GAAP financial measures, including adjusted net income per diluted common share, adjusted total revenues, adjusted non-interest income, adjusted return on average assets, adjusted non-interest expense, adjusted efficiency ratio, average core deposits, adjusted return on average common equity, return on average tangible common equity, adjusted return on average tangible common equity, and tangible book value per common share, please refer to Appendix B of this Proxy Statement.

Despite our strong financial and operating results in 2018, we experienced a negative shareholder return for several reasons. Bank stocks in general declined during 2018, as a result of uncertainties the future interest rate environment and fear that the U.S. economy could slip into a recession in the near future. For example, the KBW Regional Bank Index declined 20% during 2018. Although bank stocks fell during 2018, our stock declined more than most. We announced our acquisition of FCB on July 24, 2018. Merger announcements in the banking industry often experience negative market reaction due to the risks surrounding such mergers, and our stock was not an exception. In the weeks preceding our announcement of the FCB acquisition, our stock was trading at a 52-month high and we were trading at a price/earnings multiple which exceeded that of our peers. According to post-announcement feedback from investors and industry analysts, part of the reason for this premium multiple was speculation that Synovus could be a seller instead of a buyer in the market. In the days following the announcement of the FCB acquisition, our stock fell 6.5% on a relative basis to the KBW Regional Bank Index and continued to decline during the year. At the end of 2018, our stock was trading at a price/earnings discount compared to our peers. Despite this decline, we continue to believe that the FCB acquisition is in the best interests of our shareholders and are committed to the successful integration of FCB and the realization of the anticipated benefits of the FCB acquisition.

For additional information relating to our business and our subsidiaries, including a detailed description of our operating results and financial condition for 2017, 2016 and 2015, please refer to our 2018 Annual Report that accompanies this Proxy Statement.

34	- 2019 Proxy Statement

EXECUTIVE COMPENSATION

2018 Compensation

2018 compensation outcomes reflected our performance:

•	Payouts under our annual incentive plan, which is based primarily on our financial and operational performance, ranged from 130% to 136.7% of target based on our strong results as discussed above.
•	The value of long-term equity awards granted in early 2018, which comprise 50% of our Chief Executive Officer’s target compensation, declined 33% in value during the year, aligning with the negative returns experienced by our shareholders.

The impact of our total shareholder return in 2018 is not reflected in the amounts that appear in the Summary Compensation Table because SEC rules require that equity awards be reflected at their target value on the date of grant, which occurred in February prior to the announcement of our acquisition of FCB. Because all of our equity awards are granted in Synovus stock, the value of our CEO’s 2018 compensation, as well as the value of his historical equity grants, has fallen in alignment with our shareholders.

The following graph illustrates the alignment of our CEO’s compensation with our 2018 performance, including strong financial results and negative shareholder returns. The graph compares the target value of our CEO’s 2018 compensation (which was not increased from 2017) with the realizable value at the end of 2018.

CEO Realizable Compensation*
Salary
Annual Incentive
Long-Term Incentives
$5,031
$2,500
$1,406
$1,125
Current value of Long-Term Incentives 33% below grant value based on decline in stock price
Annual Incentive paid 32% above target based on strong financial results
$4,644
$1,667
$1,852
$1,125
Target
Realizable

* Realizable compensation includes the actual annual incentive paid for 2018 performance and the value of 2018 equity grants as of December 31, 2018 (based on one tranche of MRSUs paying out at 75% of target and assuming target payouts for PSUs and remaining MRSU tranches).

Executive Compensation Governance

We continue to maintain strong governance features in connection with our executive compensation program, as outlined in the table below and further discussed in this CD&A.

WHAT WE DO
✓	Pay for Performance - See page 37
✓	Mitigate Risk in Incentive Programs - See page 44
✓	Require Meaningful Share Ownership and Retention of Shares until Retirement - See page 43
✓	Review Tally Sheets - See page 44
✓	Provide Reasonable “Double Trigger” Change in Control Provisions - See page 42
✓	Retain an Independent Compensation Consultant - See page 44
✓	Maintain Clawback Policy Covering Inaccurate Financials and Material Risk Management Failures - See page 43
✓	Risk-Based Forfeiture Provisions Included in Equity Awards - See page 41

WHAT WE DON’T DO
✗	No Employment Contracts - See page 42
✗	No Option Repricing - See page 44
✗	No Hedging of Synovus Equity Securities by Executive Officers and Directors - See page 43
✗	No Pledging of Synovus Equity Securities by Executive Officers and Directors - See page 43
✗	No Personal Use of Aircraft – See page 41

- 2019 Proxy Statement 35

EXECUTIVE COMPENSATION

Total Direct Compensation Pay Mix

CEO TARGET TOTAL DIRECT COMPENSATION	OTHER NEOs TARGET TOTAL DIRECT COMPENSATION

Base Salaries

•	Our Chief Executive Officer did not receive a base salary increase in 2018. Synovus’ other named executive officers received 3% cash base salary increases (except for our Chief Financial Officer, who received a 5% increase). The 3% base salary increases were consistent with the base salary increases for other team members.

Short-Term Incentives

•	We continued to offer a cash-based annual incentive plan in 2018. Consistent with prior years, our annual incentive plan included formulaic performance goals as well as several qualitative factors that may result in discretionary adjustments. Target awards for 2018, expressed as a percentage of base salary, were 125% for Kessel D. Stelling, 75% for Kevin S. Blair, 70% for Allen J. Gula, Jr. and 60% for each of J. Barton Singleton and Mark G. Holladay. The short-term target award percentages did not increase from 2017.
•	The following chart summarizes the provisions of our short-term award incentive plan:
Form of Award	Payout Formula Measures	Qualitative Adjustment Factors	Payout Range
Cash	Core Earnings (60%) Adjusted Pre-Provision Net Revenue (20%) Adjusted Efficiency Ratio (20%)
Quality of Earnings, Quality of Loan Growth (including consideration of concentration limits), Quality of Deposit Growth, Expense Management, Implementation of Synovus’ Brand Strategy, Credit Quality (including the nonperforming assets ratio, nonperforming loans ratio and net charge-off ratio), Execution on Diversity and Inclusion Initiatives, Financial Impact of Strategic Investments, External Factors (including the impact of Federal Reserve rate increases as compared to budget assumptions), Regulatory Compliance, Risk Management, Total Shareholder Return and Individual Performance
0% to 150% of Target
•	Our 2018 financial results under the formulaic component of the annual incentive plan resulted in a preliminary payout of 143.28% of target. Based on its review of the qualitative factors, including consideration of the impact of additional interest rate increases that occurred during the year, the Compensation Committee approved payouts ranging from 130% to 136.7% of target for the named executive officers.

Long-Term Incentives

•	Our long-term incentive program for executive officers is comprised of two equity vehicles which link our executives’ compensation to performance results: PSUs and MRSUs. The following chart summarizes the key provisions of our long-term incentive program:
Form of Award	Vesting	Payout Formula Measures	Payout Range
Performance Stock Units (60% of award value)	100% after 3 years	Weighted Return on Average Assets (as adjusted) and Return on Average Tangible Common Equity (as adjusted) (possible downward discretionary adjustment based upon risk considerations—see page 41)	0% to 150% of Award Amount
Market Restricted Stock Units (40% of award value)	1∕3 per year over 3 years (33 1∕3% per year)	Total Shareholder Return (possible downward discretionary adjustment based upon risk considerations—see page 41)	75% to 125% of Award Amount
•	Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus common stock, further aligning their interests with shareholders’ interests.
•	The number of shares in the initial tranche of MRSUs that vested on February 8, 2019 was reduced by 25% based on our total shareholder return during the year.

We believe that the compensation delivered to each named executive officer in 2018 was fair, reasonable and aligned with our performance.

36	- 2019 Proxy Statement

EXECUTIVE COMPENSATION

Results of 2017 Advisory Vote to Approve Executive Compensation

At the 2018 annual meeting of shareholders, we held an advisory vote on executive compensation for 2017. Over 96% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this favorable outcome and believed the results conveyed our shareholders’ support of our executive compensation programs and did not make any specific changes to our executive compensation programs as a result of this vote. At the Annual Meeting, we will again hold an annual advisory vote to approve executive compensation paid in 2018. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Compensation Philosophy and Key Considerations

Synovus has established a compensation program for our executives that is performance-oriented and designed to support our strategic goals. Our compensation philosophy, as well as how our program aligns with the philosophy, is described in the table below.

Compensation Philosophy and Key Considerations	How Our Program Aligns with Our Philosophy
Competitive Program:
•  Compensation plans are designed to allow us to compete in the markets in which we seek executive talent.

•  Competitive pay opportunities facilitate recruitment, retention and motivation of top level executive talent.
• Target pay opportunities are assessed relative to the median of market pay practices.
Emphasis on Performance:
•  A significant portion of total compensation should be at risk based on short and long-term performance.

•  Pay outcomes vary based on performance: average pay for average performance, above average pay for above average performance and below average pay for lower performance.

•  Compensation generally should be earned by executives while actively employed.

•  A majority of compensation is at risk based on performance.

•  Payouts from the annual incentive plan vary based on results versus our annual financial and strategic objectives.

•  Long-term incentives are provided entirely through equity awards, and the ultimate value delivered will vary based on financial results and shareholder return.

Support Strategic Goals: Compensation plans are designed to support corporate strategic goals and drive the creation of shareholder value.
•  Annual incentive plan aligns with strategic goals of earnings performance through both revenue growth and expense
   management, while performance shares are based on increasing
   ROAA and Return on Average Tangible Common Equity, or
   ROATCE, performance.

•  Long-term incentives also reward shareholder value creation by providing all awards in equity and varying payouts of MRSUs based on shareholder return.

Alignment with Long-Term Shareholders: Executives should have meaningful equity stakes that focus them on creating long-term shareholder value.
•  Over half of incentives are awarded through equity awards vesting over multiple years.

•  Stock ownership guidelines as well as requirement to retain 50% of net shares until retirement ensure strong and increasing alignment with shareholders.

•  Corporate Governance Guidelines prohibit hedges and pledges of our stock by directors and executive officers.

Discourage Excessive Risk-Taking: Plans should ensure executives are not incentivized to take unnecessary or excessive risks that threaten the value of Synovus.
•  The Compensation Committee meets annually with the Chief Risk
   Officer to discuss a risk assessment of our plans.

•  Both the annual and long-term incentive plans have specific methods for evaluating risk performance and adjusting payouts if necessary.

- 2019 Proxy Statement 37

EXECUTIVE COMPENSATION

Elements and Mix of Compensation for Past Fiscal Year

Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program and the objectives of each element are identified in the following table and discussed in more detail below:

Compensation Element	Objective		Key Features
Base Pay	Compensate an executive for performing his or her job on a daily basis.
Fixed cash salary generally targeted within a range of the median (50th percentile) of identified list of peer companies (companies with similar size and scope of banking operations) for similar positions. In establishing salaries, the Committee also considers each executive’s performance, experience and responsibilities as well as internal equity considerations.

Short-Term Incentives	•	Provide an incentive for executives to meet critical annual goals that support our long-term strategy.
The formulaic performance goals under our cash-based annual incentive plan for 2018 were based 60% on Core Earnings, 20% on Adjusted Pre-Provision Net Revenue and 20% on Adjusted Efficiency Ratio. The award payout may range from 0% to 150% of the target and for each executive based upon performance compared to the formulaic goals and consideration of several qualitative factors. For 2018, executives had target annual incentive opportunities ranging between 60% and 125% of base salary.

	•	Promote pay for performance.
	•	Ensure a competitive program given the marketplace prevalence of short-term incentive compensation.
Long-Term Incentives	•
Provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value.

We granted PSUs and MRSUs in 2018 so that all of our long-term incentive awards are linked to performance. In 2018, we increased the percentage of long-term incentives granted as PSUs from 50% to 60%. The PSUs have a three-year performance period and also require three years of service. Under the performance formula, the payment of the PSUs may range from 0% to 150% of the target award based on Synovus’ weighted average ROAA and ROATCE during the performance period. The MRSUs, which were granted in lieu of stock awards that vest based only on service, have a three-year service requirement (one-third vest each year) as well as performance criteria such that the number of MRSUs that vest each year may be adjusted upward or downward up to 25% based on Synovus’ total shareholder return.

	•	Align the interests of executives with shareholders by awarding executives equity in Synovus.
	•	Ensure a competitive compensation program given the market prevalence of long-term incentive compensation.
	•	Include a vesting schedule designed to retain our executives.
Perquisites	•	Small component of pay intended to provide an economic benefit to executives to promote their recruitment and retention.
Perquisites in 2018 were limited to financial planning, and the value of life insurance coverage for certain officers and, in addition, transportation services, a housing allowance and security alarm monitoring for Mr. Stelling. Perquisites did not include auto allowances, club dues or personal travel on corporate aircraft.

	•	Align our compensation plan with competitive practices.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.		Plans offered include a 401(k) savings plan and a deferred compensation plan.
Change of Control Agreements	Provide orderly transition and continuity of management following a change of control of Synovus.
Upon “double trigger” (change of control followed by qualifying termination within two years), agreements provide for three times the executive’s base salary and bonus. As of June 2012, the Compensation Committee has committed that any new change of control agreements will not permit excise tax gross-ups.

Base Pay Decisions in 2018

Mr. Stelling did not receive a base salary increase in 2018 as described above. The Compensation Committee awarded 3% base salary increases for Synovus’ other named executive officers, effective July 25, 2018, except for the Company’s CFO who received a 5% increase based upon market comparisons. While the Committee reviewed market comparisons and recognized that some cash salaries were below the market median, base salary increases were generally limited to remain consistent with the base salary percentage increases received by other team members at Synovus. As a result, individual performance was not a factor used in determining base pay for Synovus’ named executive officers in 2018.

38	- 2019 Proxy Statement

EXECUTIVE COMPENSATION

Short-Term Incentive Decisions in 2018

We target our short-term incentive plan opportunities to approximate the median of peer performance. Each year, the Compensation Committee determines the appropriate performance measures that best support our business strategy and establish target goals based upon management’s confidential business plan and corresponding annual budget for that year.

We used three performance measures for the formulaic performance goals under our short-term incentive plan for 2018. Core earnings (60%) and adjusted pre-provision net revenue (20%) were selected as measures of earnings and revenue growth during the year with pre-provision net revenue being selected to focus on the quality of revenue growth. The adjusted efficiency (20%) was selected as a measure of expense management and how well we all are managing each dollar of revenue.

The qualitative factors are designed to provide the Compensation Committee with a comprehensive review of the Company’s operating results for the year and the flexibility to make any adjustments to the formulaic payout as the Committee deems appropriate. The qualitative factors, which are listed below, are designed to provide the Compensation Committee with an overview of items deemed critical to the Company’s success, including implementation of the Company’s business strategy, the Company’s continued safety and soundness and management of Company risk. The specific qualitative factors reviewed by the Compensation Committee in 2018 included: quality of earnings, quality of loan growth (including consideration of concentration limits), quality of deposit growth, expense management, implementation of Synovus brand strategy, credit quality (including the nonperforming assets ratio, nonperforming loans ratio and net charge-off ratio), execution on diversity and inclusion initiatives, financial impact of strategic investments, external factors (including the impact of Federal Reserve rate increases as compared to budget assumptions), regulatory compliance, risk management, total shareholder return and individual performance.

Actual payouts under the plan may vary from 0% to 150% of the target based upon Synovus and each executive’s performance in these areas compared to the performance goals. Target awards for 2018, expressed as a percentage of base salary, were 125% for Mr. Stelling, 75% for Mr. Blair, 70% for Mr. Gula and 60% for each of Messrs. Singleton and Holladay.

The following chart summarizes the performance goals in each category for threshold, target and maximum payouts as well as the actual performance:

	Weight	Threshold	Target	Maximum	Actual	Percent of Target	Weighted Results
Core Earnings[1]	60%	$391M	$420M	$445M	$441.6M	143%	85.91%
Adjusted Pre-Provision Net Revenue[1]	20%	$575M	$606M	$627M	$621.5M	137%	27.37%
Adjusted Efficiency Ratio[1]	20%	59.2%	57.9%	57.0%	56.51%	150%	30.00%
							143.28%
(1)	The amounts exclude non-recurring items and certain items that are not indicative of ongoing operations. For a reconciliation of core earnings, adjusted pre-provision net revenue and adjusted efficiency ratio to GAAP measures, please refer to Appendix B of this Proxy Statement.

The Compensation Committee considered the following discretionary factors, which can be used for upward or downward adjustments, prior to awarding annual incentives:

•	Quality of Financial Results—Quality of earnings is scored as high based on the factors that drove core earnings, sustainability of earnings, and minimal impact of non-recurring items included in the determination of core earnings, adjusted pre-provision net revenue, and the adjusted efficiency ratio.
•	Credit Quality/Quality of Loan Growth—We continued to diversify and de-risk the loan portfolio. Commercial real estate loans now represent 25.3% of the total portfolio compared to almost 31% two years ago. Total loans grew by 4.7% for the year while total credit costs were $53.7 million. The non-performing assets ratio decreased by 9 basis points from a year ago to 0.44%, while past dues remain at low levels (0.22% of total loans at December 31, 2018 compared to 0.21% a year ago).
•	Quality of Deposit Growth—We had solid growth in average deposits in 2018, which were up 3.8%. Average core deposits increased 3.3% with strong growth in money market accounts and CDs. Our deposit growth was largely a function of new account growth and balance augmentation.
•	Expense Management—Total adjusted non-interest expense* was $808.3 million, up 4.0% from the prior year. The increase was driven by strategic investments in talent and technology. We continued to deliver positive operating leverage with an adjusted efficiency ratio* of 56.33% for the year compared to 59.87% in 2017.
•	Synovus’ Brand Strategy—Our single brand initiative was successfully completed in 2018, with little to no customer impact and stable attrition levels.
•	Financial Impact of Strategic Investments—Talent acquisition was a driver of growth in our FMS and mortgage divisions, as well as middle market banking.
•	Execution on Diversity Initiatives—A number of diversity initiatives were implemented in 2018, including revised job posting guidelines, leadership training and the hiring of a diversity and inclusion director.
•	External Factors—The actual results reflect a pre-tax benefit of approximately $6 million from four interest rate increases in 2018 (instead of the projected three increases). The economic backdrop remained positive but largely matched 2018 expectations.
•	Risk Management/Regulatory Compliance—The Compensation Committee viewed the Company’s risk management and regulatory compliance as satisfactory based on reviews of our regulatory compliance scorecard and our risk management scorecard.
•	Total Shareholder Return—The Company’s one-year and three-year total shareholder return was in the bottom quartile of peers, while our five-year total shareholder return was above the median of peers.
•	Individual Performance—The Compensation Committee also reviewed individual performance as reflected in performance evaluations.
- 2019 Proxy Statement 39

EXECUTIVE COMPENSATION

Although not specifically listed as a discretionary factor, the Company also announced the acquisition of FCB during 2018 and successfully closed the transformational acquisition on January 1, 2019.

*For a reconciliation of the foregoing non-GAAP financial measures to the most comparable GAAP measure, including core earnings, adjusted non-interest expense, adjusted efficiency ratio, and average core deposits, please refer to Appendix B of this Proxy Statement.

In determining the annual incentive payouts, the Compensation Committee balanced several factors, including strong results on our formulaic goals, the impact of interest rate increases on those results, the successful implementation of our single brand implementation and the transformational acquisition of FCB. Based on the results of the performance goals and consideration of the discretionary factors described above, including strong individual performance as reflected in his performance evaluation, the Compensation Committee approved an annual incentive award payout of 131.7% of target for Mr. Stelling. Based on the results of the performance goals and consideration of the discretionary factors listed above, the Compensation Committee approved payouts ranging from 130% to 136.7% of target for each of the Company’s other named executive officers. The annual short-term incentive award payout amount for each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table set forth on page 46 of this Proxy Statement.

Long-Term Incentive Decisions in 2018

The Company grants all long-term incentive awards in equity to link the value of the awards to Company performance. We granted our named executive officers two types of awards in 2018: performance stock units and market restricted stock units. Both awards are performance-based, based upon different measures of corporate performance.

We made two changes to our long-term incentive program in 2018.

•	We increased the percentage of long-term incentives granted through PSUs from 50% to 60%.
•	We introduced ROATCE as a second performance measure for the PSUs.

The Committee increased the weight on PSUs to further strengthen the performance-based nature of our program. The Committee added ROATCE as a performance measure given its increasing focus in our communications with shareholders and due to its incorporation of both earnings and capital management.

Individual long-term incentive award amounts were determined after the Compensation Committee reviewed market comparisons for similarly-situated positions. The Compensation Committee granted Mr. Stelling PSUs and MRSUs as described in “2018 Compensation” above. The Compensation Committee also granted the Company’s other named executive officers long-term incentive awards for 2018 as set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table on page 47 of this Proxy Statement. As described below, both PSUs and MRSUs are subject to downward discretion adjustment if the Compensation Committee determines risks were not properly considered in achieving the performance results.

Performance Stock Units (PSUs)

The PSUs have both a performance vesting component and a service vesting component. Under the performance vesting component for 2018, Synovus’ weighted average ROAA (as adjusted) and ROATCE (as adjusted) is measured over a three-year performance period. The actual payout of the PSUs may range from 0% to 150% of the target amount based upon Synovus’ weighted average ROAA (as adjusted) and ROATCE (as adjusted) during the performance period compared to the performance formula approved by the Compensation Committee. The performance formula weights both measures equally, but places a higher weighting on the third year of the performance period. The service vesting component specifies that shares earned based on performance results will vest after three years of service.

The performance targets set by the Compensation Committee are based upon assumptions that are contained in our confidential business plan for the three-year performance period. Because these performance targets are based on our non-public business plan, the Company does not publicly disclose the actual performance targets until the completion of the performance period.

Payout for 2016-2018 PSUs. The following charts show the calculation of the payout for the PSUs granted in 2016, which paid out at 107.45% of target on February 11, 2019 based on a weighted average ROAA (as adjusted) of 1.025% for the 2016-2018 performance period:

ROAA (as adjusted) Performance Calculation

Year	Weighting	Return on Average Assets (as adjusted)[1]
2016	25%	0.873%
2017	25%	1.036%
2018	50%	1.096%
3-Year Weighted Average ROAA (as adjusted)		1.025%
(1)	Return on Average Assets (as adjusted) excludes non-recurring items and certain other items that are not indicative of ongoing operations. For a reconciliation of ROAA to the most comparable GAAP measure, please refer to Appendix B of this Proxy Statement.
40	- 2019 Proxy Statement

EXECUTIVE COMPENSATION

Performance Goals and Payout Calculation

	Threshold	Target	Maximum	Actual
Performance Criteria 3-Year ROAA (as adjusted)	0.835%	1.00%	1.1675%	1.025%
Payout (as a Percentage of Target)	50%	100%	150%	107.45%

Market Restricted Stock Units (MRSUs)

The MRSUs have a service-based vesting component as well as a Total Shareholder Return Multiplier. Under the service-based vesting component, the MRSUs vest one-third each year over a three-year period subject to each executive’s continued employment with Synovus. Under the Total Shareholder Return Multiplier, the “target” amount of MRSUs which vest each year will be adjusted upward or downward up to 25% based upon Synovus’ total shareholder return during each year. MRSUs align executives’ interests directly with shareholders while supporting retention, and were granted in lieu of including any time-based restricted stock in our executive compensation program. The following chart shows the actual payout amounts for previously-granted MRSUs that were granted or that vested during 2018. The tranches of MRSUs granted in 2016, 2017 and 2018 that were based primarily on our 2018 total shareholder return each vested at 75% of target.

Grant Date	Vesting Date/ Percent	Total Shareholder Return (TSR)	Payout Percentage (based upon TSR)
2/19/2015	2/19/2016 (33 1∕3%)	+7.6%	107.6%
	2/19/2017 (33 1∕3%)	+49.7%	125%
	2/19/2018 (33 1∕3%)	+20.9%	120.9%
2/11/2016	2/11/2017 (33 1∕3%)	+45.8%	125%
	2/11/2018 (33 1∕3%)	+22.2%	122.2%
	2/11/2019 (33 1∕3%)	-26.9%	75%
2/9/2017	2/9/2018 (33 1∕3%)	+22.5%	122.5%
	2/9/2019 (33 1∕3%)	-27.1%	75%
	2/9/2020 (33 1∕3%)	TBD	TBD
2/8/2018	2/8/2019 (33 1∕3%)	-27.6%	75%
	2/8/2020 (33 1∕3%)	TBD	TBD
	2/8/2021 (33 1∕3%)	TBD	TBD

Potential Reductions to Equity Awards Due to Risk Concerns

Both the PSUs and MRSUs are subject to downward adjustment if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee will consider if reductions are warranted if any of the following occur during the vesting period: (1) Synovus or a line of business experiences a material loss, (2) Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or (3) regulatory capital falls below regulatory capital requirements. The Compensation Committee did not exercise downward discretion with respect to the PSUs or MRSUs that vested during 2018.

Perquisites

Perquisites, which are not tied to performance, are a small part of our executive compensation program. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus in 2018 were limited to financial planning and the actuarial value of salary continuation life insurance coverage for certain officers. In addition, perquisites included transportation services and a housing allowance for Mr. Stelling. The Company’s incremental cost of providing these benefits is included as “All Other Compensation” in the Summary Compensation Table and is described in more detail in footnotes 3 and 4 of the Summary Compensation Table on page 46 of this Proxy Statement. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

The Company did not provide auto allowances or reimbursements for club dues to executives in 2018. In addition, the Committee suspended the personal use of aircraft by the Company’s executives in 2009, although the Committee may approve exceptions to that policy. No exceptions were approved during 2018.

Retirement and Deferred Compensation Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand and communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offered a 401(k) savings plan to its employees in 2018. The 401(k) savings plan offers an employer matching contribution of up to 5% of compensation.

- 2019 Proxy Statement 41

EXECUTIVE COMPENSATION

In addition to the 401(k) savings plan, the Deferred Compensation Plan, or the Deferred Plan, replaces benefits foregone under the 401(k) savings plan due to legal limits imposed by the Internal Revenue Service, or IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer matching contribution to the Deferred Plan for 2018 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table, and the earnings on the Deferred Plan accounts during 2018 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table. Mr. Stelling also participates in a deferred compensation plan entered into with Riverside Bank, or the Riverside Plan, prior to Riverside Bank’s acquisition by Synovus. The obligations under the Riverside Plan, which was initially effective January 1, 2003, were assumed by Synovus Bank when Synovus consolidated its banking charters in 2010. Under the Riverside Plan, the beginning benefit amount specified in the plan is increased by 3% for each year of service attained by Mr. Stelling. The total benefit amount under the Riverside Plan is payable to Mr. Stelling in monthly payments over a period of 15 years following his attainment of age 65 or in a single lump sum payment in the event of his death or disability. The total benefit amount under the Riverside Plan as of December 31, 2018 is included in Mr. Stelling’s balance in the Nonqualified Deferred Compensation Table and Synovus’ contribution to the Riverside Plan for 2018 is included in the “All Other Compensation” column in the Summary Compensation Table.

Employment and Termination Agreements

Synovus does not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements. Synovus uses change of control arrangements with its executives to ensure: (1) the retention of executives and an orderly transition during a change of control, (2) that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent. The change of control agreements in place for the named executive officers provide for a lump sum payment equal to three years of base salary and the affected executive’s average bonus for the past three years, as well as three years of health and welfare benefits. These payments and benefits are paid only in the event of a “double trigger,” requiring a change of control followed by termination of an executive’s employment by Synovus for any reason other than “cause,” death or disability, or by the executive for “good reason,” within two years of the change of control. For more information, see “Potential Payouts upon Termination or Change of Control” on page 49 of this Proxy Statement. In June 2012, the Committee adopted a policy prohibiting tax gross-ups from any new change of control agreements.

Competitive Market Data

The Compensation Committee historically has evaluated comparative data relating to total direct compensation (salary, short-term incentive opportunities, and long-term incentive opportunities) to assess the executive compensation practices of competitor companies. The Compensation Committee continued this practice in 2018, with the assistance of Meridian. Findings from this comparative evaluation were used to assist the Compensation Committee in establishing the compensation opportunities for executives in 2018.

The Compensation Committee continued to use a peer group of 18 banks as part of its evaluation. The peer group consists of eight banks with higher assets and ten banks with lower assets than Synovus and does not include any banks with more than three times Synovus’ assets. As part of its evaluation of market practices, the Compensation Committee reviewed the most recent proxy data available for the banks listed below, as well as data appropriate to our industry and company size from external market surveys. When reviewing this data, the Compensation Committee focused on total direct compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon each companies’ performance results.

Associated Banc-Corp.	Huntington Bancshares, Inc.
BOK Financial Corp.	New York Community Bancorp, Inc.
Bank United, Inc.	People’s United Financial, Inc.
Comerica Inc.	Popular, Inc.
Commerce Bancshares, Inc.	Prosperity Bancshares Inc.
Cullen/Frost Bankers, Inc.	TCF Financial Corp.
East West Bancorp, Inc.	Webster Financial Corp.
First Horizon National Corp.	Wintrust Financial Corporation
Hancock Holding Company	Zions Bancorporation

42	- 2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations

Compensation Policies

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Named Executive Officer	Ownership Level (as multiple of base salary)
Chief Executive Officer	5x
All other executive officers	3x

The guidelines are reviewed at the beginning of each calendar year. Executives have a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options or vesting of other stock-based awards, excluding shares used to pay an option’s exercise price and any taxes due upon exercise or vesting of an award. In determining compliance, the guidelines allow consideration of any stock options or other stock-based awards granted to executives, including restricted stock units. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee.

All current executives were in compliance with the guidelines (with applicable grace periods) as of December 31, 2018.

Hold Until Retirement Provision

Synovus has also adopted a “hold until retirement” policy that applies to all unexercised stock options and unvested restricted stock and restricted stock unit awards. Under this policy, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. The “hold until retirement” requirement further aligns the interests of our executives with shareholders.

Clawback Policy

Our 2013 Omnibus Plan and award agreements contain language that makes all awards to executives subject to a recoupment or clawback policy approved by the Compensation Committee. The Compensation Committee initially approved a clawback policy on January 22, 2014. In 2018, the Compensation Committee updated and strengthened the policy. Under the updated policy, any incentive compensation paid to Synovus’ executive officers that is based upon materially inaccurate performance metrics or financial statements, or material failures in the management of Company financial, operational, or reputational risks that result in or are reasonably expected to result in a material adverse impact to Synovus or a business unit, are subject to clawback.

Anti-Hedging Policy

Synovus does not allow directors or executive officers to hedge the value of Synovus equity securities held directly or indirectly by the director or executive officer. Synovus’ policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on Synovus’ securities, as well as hedging or monetization transactions, such as zero-cost collars and forward sale contracts or other derivative securities based on Synovus securities.

Anti-Pledging Policy

Synovus’ Corporate Governance Guidelines and Insider Trading Policy prohibit pledges of our stock by directors and executive officers.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation paid by a publicly-traded corporation to certain named executive officers for amounts in excess of $1 million. Prior to the enactment of H.R. 1, formerly known as the Tax Cuts and Jobs Act of 2017, performance-based compensation that met certain conditions was exempt from the deduction limitation. The annual cash incentive opportunities and PSU and MRSU awards granted to our executive officers prior to the law’s enactment were initially designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the achievement of pre-determined performance goals established by the Compensation Committee pursuant to our shareholder-approved equity incentive plan.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure executive annual cash incentives and PSU and MRSU awards granted prior to 2018 in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that this compensation will satisfy the requirements for exemption due to uncertainties as to the application and interpretation of Section 162(m) and the transition relief. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it believes the benefits of doing so outweigh the loss of a tax deduction.

- 2019 Proxy Statement 43

EXECUTIVE COMPENSATION

Accounting Considerations

We account for all compensation paid in accordance with generally accepted accounting principles. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

No Option Repricing

Our 2013 Omnibus Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval.

Timing of Equity Awards

If the Compensation Committee is taking action to approve equity awards on or near the date that Synovus’ annual earnings are released, the Committee has established the grant date for equity awards to executives as: (a) the last business day of the month in which earnings are released or, if later, (b) two complete business days following the date of the earnings release. This policy ensures that the annual earnings release has time to be absorbed by the market before equity awards are granted.

Compensation Process

Role of Compensation Committee and Compensation Consultant in Compensation Process

The roles of the Compensation Committee and its compensation consultant in the compensation process are described in detail beginning on page 10 of this Proxy Statement under “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee.”

Role of the Executive Officers in the Compensation Process

Synovus’ Chief Executive Officer generally attends Compensation Committee meetings by invitation of the Compensation Committee. The Chief Executive Officer provides management perspective on issues under consideration by the Committee and makes proposals regarding the compensation of the named executive officers, other than himself. The Chief Executive Officer does not have authority to vote on Compensation Committee matters. The Compensation Committee regularly meets in executive session without any executive officers present. For more information regarding Compensation Committee meetings, please refer to page 10 of this Proxy Statement under “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee.”

Tally Sheets

The Compensation Committee historically has used annual tally sheets to add up all components of compensation for the Chief Executive Officer (and for the other named executive officers on a less frequent basis), including base salary, bonus, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites and the total cost to the Company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. Tally sheets are used to provide the Compensation Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are in line with our compensation strategy. The Compensation Committee reviewed tally sheets for the Chief Executive Officer and for Synovus’ other named executive officers in October 2018 and concluded that their total compensation is fair and reasonable.

Risk Considerations

Our compensation program is reviewed by several different groups to ensure that the risks involved with the program are appropriately assessed and managed. The compensation risks are first reviewed by the management team that designs, implements and administers the program. Incentive compensation programs are also reviewed by the Executive Risk Committee, a management committee chaired by our Chief Risk Officer. As a part of this process, management completes a thorough risk assessment for each plan, assessing the administrative, strategic and financial risk of each compensation plan, ensuring consistency in the review and administration of each plan and producing an overall risk assessment rating for each plan. Moreover, management reviews each plan for alignment with Synovus’ strategic objectives and assesses whether the payouts are equitable for value generated to Synovus and whether the plans encourage unnecessary risk-taking by Synovus’ participants. In 2018, the Compensation Committee met with the Chief Risk Officer to review a comprehensive risk assessment of our compensation plans.

Synovus’ employee incentive plans are broadly classified by business unit: incentive plans for Synovus’ banking divisions and incentive plans for Synovus’ Financial Management Services division. All of the plans were assessed for risk factors in different categories, including financial risks, strategic risks, and administrative risks. Each plan was assigned a level of risk ranking from “1” (lowest risk) to “5” (highest risk) for each risk category. Any plan that received a “4” or “5” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks. After the implementation of such controls, no plans were ranked higher than a “3.” After reviewing the incentive plans and the Company’s risk assessment process, the Compensation Committee concluded that there were no unnecessary risks under the plans and there were no risks arising from the Company’s compensation policies and practices that were likely to have a material adverse effect on the Company.

44	- 2019 Proxy Statement

COMPENSATION COMMITTEE REPORT

CD&A

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Synovus’ 2018 Annual Report and in this Proxy Statement.

The Compensation Committee
 Elizabeth W. Camp, Chair
Tim E. Bentsen
Stephen T. Butler
F. Dixon Brooke, Jr.
Melvin T. Stith
Barry L. Storey
Philip W. Tomlinson

- 2019 Proxy Statement 45

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of our named executive officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kessel D. Stelling Chairman, Chief Executive Officer and President	2018	$1,125,000	—	$2,526,069	—	$1,852,000	—	$365,141	(2)(3)	$5,868,210
	2017	1,106,000	—	2,546,275	—	1,966,078	—	342,275		5,960,628
	2016	985,769	—	1,810,106	—	1,094,500	—	322,526		4,212,901
Kevin S. Blair Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer*	2018	598,117	—	1,010,466	—	631,375	—	—		2,239,958
	2017	579,865	—	1,018,561	—	637,819	—	804		2,237,049
	2016	205,673	325,000	337,584	—	458,722	—	38,718		1,365,697
Allen J. Gula, Jr.** Executive Vice President and Chief Operations Officer, Retired	2018	469,473	—	454,760	—	434,868	—	18,779	(2)	1,377,880
	2017	458,710	—	458,382	—	438,440	—	21,208		1,376,740
	2016	447,218	—	452,539	—	318,403	—	28,127		1,246,287
J. Barton Singleton** Executive Vice President and President, Financial Management Services	2018	435,334	—	454,760	—	350,027	—	26,086	(2)	1,266,207
	2017	425,354	—	285,218	—	361,386	—	1,662		1,073,620
Mark G. Holladay** Executive Vice President and Chief Risk Officer	2018	383,517	—	454,760	—	308,364	—	18,396	(2)(4)	1,164,906
	2016	365,336	—	281,565	—	236,919	—	22,455		906,276
*	Mr. Blair was named Executive Vice President and Chief Financial Officer effective August 17, 2016 and was named Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer on December 12, 2018.
**	Mr. Singleton was not a named executive officer in 2016, and Mr. Holladay was not a named executive officer in 2017. Messrs. Gula and Singleton will not serve as Section 16 officers in 2019. Effective December 31, 2018, Mr. Gula retired from his position as Executive Vice President and Chief Operations Officer of Synovus. He is expected to remain with Synovus for an interim period of time in a consultant capacity.
(1)	Amounts reflect the grant date fair value of stock awards for each of the last three fiscal years computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the PSU, MRSU and restricted stock unit awards are set forth in Note 16 of the Notes to the Audited Consolidated Financial Statements in the 2018 Annual Report. If the highest level of performance were assumed in the valuation of the PSU and MRSU awards for 2018, the grant date fair value of the PSU and MRSU awards granted in 2018 would have been $3,532,579 for Mr. Stelling, $1,413,110 for Mr. Blair and $635,957 for each of Messrs. Gula, Singleton and Holladay. If the highest level of performance were assumed in the valuation of the PSU and MRSU awards for 2017, the grant date fair value of the PSU and MRSU awards granted in 2017 would have been $3,495,356 for Mr. Stelling, $1,398,218 for Mr. Blair, $629,234 for Mr. Gula and $391,356 for Mr. Singleton. If the highest level of performance were assumed in the valuation of the PSU and MRSU awards for 2016, the grant date fair value of the PSU and MRSU awards granted in 2016 would have been $2,487,658 for Mr. Stelling, $340,595 for Mr. Blair, $618,804 for Mr. Gula, and $386,950 for Mr. Holladay.
(2)	Amount includes company contributions by Synovus to nonqualified deferred compensation plans of $301,741, $18,779, $26,086, and $11,505 for each of Messrs. Stelling, Gula, Singleton and Holladay, respectively.
(3)	Amount includes contributions by Synovus under the 2011 Synovus Director Stock Purchase Plan of $3,000 for Mr. Stelling. Amount also includes incremental costs of perquisites totaling $60,400 for Mr. Stelling. These perquisites include a housing allowance of $26,400, financial planning assistance of $17,500, and transportation service costs of $16,500. Mr. Stelling receives security alarm monitoring service for which there is no incremental cost to the Company.
(4)	Amount includes financial planning assistance of $5,000 and the actuarial value of salary continuation life insurance benefit of $1,891 for Mr. Holladay.
46	- 2019 Proxy Statement

SUMMARY COMPENSATION TABLE

Grants of Plan-Based Awards for Fiscal Year 2018

The table below sets forth the short-term and long-term incentive compensation (granted in the form of cash-based awards, PSUs and MRSUs) awarded to the named executive officers for 2018. There were no stock options granted to the named executive officers for 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kessel D. Stelling	2-8-18 (Cash Incentive)	2-8-18	$703,125	$1,406,250	$2,109,375	—	—	—	—
	2-8-18 (PSUs)	2-8-18	—	—	—	15,880	31,760	47,640	$1,500.025
	2-8-18 (MRSUs)	2-8-18	—	—	—	15,880	21,173	26,466	1,026.044
Kevin S. Blair	2-8-18 (Cash Incentive)	2-8-18	233,935	461,869	692,804	—	—	—	—
	2-8-18 (PSUs)	2-8-18	—	—	—	6,352	12,704	19,056	600.010
	2-8-18 (MRSUs)	2-8-18	—	—	—	6,352	8,470	10,588	410,456
Allen J. Gula, Jr.	2-8-18 (Cash Incentive)	2-8-18	167,257	334,514	501,771	—	—	—	—
	2-8-18 (PSUs)	2-8-18	—	—	—	2,859	5,717	8,576	270,030
	2-8-18 (MRSUs)	2-8-18	—	—	—	2,859	3,812	4,765	184,730
J. Barton Singleton	2-8-18 (Cash Incentive)	2-8-18	132,939	265,877	398,816	—	—	—	—
	2-8-18 (PSUs)	2-8-18	—	—	—	2,859	5,717	8,576	270,030
	2-8-18 (MRSUs)	2-8-18	—	—	—	2,859	3,812	4,765	184,730
Mark G. Holladay	2-8-18 (Cash Incentive)	2-8-18	117,115	234,230	351,345	—	—	—	—
	2-8-18 (PSUs)	2-8-18	—	—	—	2,859	5,717	8,576	270,030
	2-8-18 (MRSUs)	2-8-18	—	—	—	2,859	3,812	4,765	184,730
(1)	Reflects threshold, target and maximum payout opportunities under the annual incentive plan based on 2018 performance. The actual amount of annual incentive earned by the named executive officer is reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information regarding the annual incentive plan, see the discussion under “Short Term Incentives” in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	Reflects threshold, target and maximum number of shares that may be earned under awards of PSUs and MRSUs. The PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ weighted average ROAA and ROATCE during the performance period, the actual payout of the performance stock units can range from 0% to 150% of the target amount. The MRSUs have a three-year service requirement (one-third vest for each year of service) and three one-year performance periods. Based upon Synovus’ total shareholder return during the performance period, the number of MRSUs that vest each year may be adjusted upward or downward 25%.
(3)	Amounts reflect the grant date fair value of long-term incentive awards computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the long-term incentive awards are set forth in Note 16 of the Notes to the Audited Consolidated Financial Statements in the 2018 Annual Report.
- 2019 Proxy Statement 47

SUMMARY COMPENSATION TABLE

Outstanding Equity Awards at 2018 Fiscal Year-End

The table below identifies the option awards and stock awards held by the named executive officers and outstanding on December 31, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kessel D. Stelling	—	—	—	2-8-18	—		—	21,498	(3)	$687,721
	—	—	—	2-8-18	—		—	32,248	(4)	1,031,614
	—	—	—	2-9-17	—		—	20,608	(3)	659,250
	—	—	—	2-9-17	—		—	30,909	(4)	988,779
	—	—	—	2-11-16	—		—	12,084	(3)	386,567
	—	—	—	2-11-16	38,923	(4)	$1,245,147	—		—
Kevin S. Blair	—	—	—	2-8-18	—		—	8,599	(3)	275,082
	—	—	—	2-8-18	—		—	12,898	(4)	412,607
	—	—	—	2-9-17	—		—	8,245	(3)	263,758
	—	—	—	2-9-17	—		—	12,363	(4)	395,492
	—	—	—	8-10-16	—		—	3,591	(3)	114,876
Allen J. Gula, Jr.	—	—	—	2-8-18	—		—	3,869	(3)	123,769
	—	—	—	2-8-18	—		—	5,803	(4)	185,638
	—	—	—	2-9-17	—		—	3,710	(3)	118,683
	—	—	—	2-9-17	—		—	5,561	(4)	177,896
	—	—	—	2-11-16	—		—	3,025	(3)	96,770
	—	—	—	2-11-16	9,726	(4)	311,135	—		—
J. Barton Singleton	—	—	—	2-8-18	—		—	3,869	(3)	123,769
	—	—	—	2-8-18	—		—	5,803	(4)	185,638
	—	—	—	2-9-17	—		—	2,308	(3)	73,833
	—	—	—	2-9-17	—		—	3,460	(4)	110,685
	—	—	—	2-11-16	—		—	1,883	(3)	60,237
	—	—	—	2-11-16	6,050	(4)	193,540	—		—
Mark G. Holladay	—	—	—	2-8-18	—		—	3,869	(3)	123,769
	—	—	—	2-8-18	—		—	5,803	(4)	185,638
	—	—	—	2-9-17	—		—	2,308	(3)	73,833
	—	—	—	2-9-17	—		—	3,460	(4)	110,685
	—	—	—	2-11-16	—		—	1,883	(3)	60,237
	—	—	—	2-11-16	6,050	(4)	193,540	—		—
(1)	Includes additional stock awards credited by reason of such awards earning dividend equivalents. MRSUs and PSUs also vest in the event of death, disability or retirement after age 65 with 10 or more years of service.
(2)	Market value is calculated based on the closing price of Synovus’ common stock on December 31, 2018 ($31.99) as reported on the NYSE.
(3)	MRSUs have a three-year service requirement (one-third vest for each year of service following grant) and three one-year performance periods. Based upon Synovus’ total shareholder return during the performance period, the number of MRSUs that vest each year may be adjusted upward or downward 25%. In accordance with SEC rules, the number of MRSUs in the table is based on an assumed achievement at the target performance level.
(4)	PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ weighted average ROAA (and ROATCE for the 2018 grants) during the performance period, the payout of the performance stock units may range from 0% to 150% of the target amount. In accordance with SEC rules, the number of unearned PSUs reflected in the table is based on an assumed achievement at the target performance level. PSUs granted in 2016 shown at 107.45% of target based upon 2016-2018 performance results.
48	- 2019 Proxy Statement

SUMMARY COMPENSATION TABLE

Option Exercises and Stock Vested for Fiscal Year 2018

The following table sets forth the number and corresponding value realized during 2018 with respect to restricted stock units that vested for each named executive officer. No named executive officer exercised stock options during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kessel D. Stelling	—	—	72,091	$3,584,659
Kevin S. Blair	—	—	9,196	444,387
Allen J. Gula, Jr.	—	—	17,462	870,858
J. Barton Singleton	—	—	10,861	541,664
Mark G. Holladay	—	—	10,861	541,664
(1)	Reflects the fair market value of the underlying shares as of the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2018

The table below provides information relating to the activity in the deferred compensation plans for the named executive officers in 2018.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Kessel D. Stelling	$112,500	$301,741	$(96,410)	—	$2,683,685	(4)
Kevin S. Blair	—	—	—	—	—
Allen J. Gula, Jr.	18,779	18,779	(19,601)	—	204,466
J. Barton Singleton	30,473	26,086	(12,431)	—	166,310
Mark G. Holladay	11,505	11,505	(38,358)	—	669,538
(1)	The amounts included in this column are included in the Summary Compensation Table for 2018 as “Salary.”
(2)	The amounts included in this column are included in the Summary Compensation Table for 2018 as “All Other Compensation.”
(3)	Of the balances reported in this column, the amounts of $995,526, $66,674, $0 and $204,096 with respect to Messrs. Stelling, Gula, Singleton and Holladay, respectively, were reported in the Summary Compensation Table as “Salary” or “All Other Compensation” in previous years.
(4)	The year-end balance for Mr. Stelling includes $1,058.916 in the Deferred Plan, which had contributions of $112,500 for 2018, and $1,624,769 in the Riverside Plan, which had contributions of $189,241 in 2018.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a two to ten year period, as elected by the executive. Each named executive officer except for Mr. Blair is 100% vested and will therefore receive his account balance in Synovus’ nonqualified deferred compensation plan upon his termination of employment for any reason.

The material terms and provisions of the Riverside Plan are described on page 42 of this Proxy Statement.

Potential Payouts upon Termination or Change of Control

Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the termination of an executive’s employment by Synovus for any reason other than “cause,” death, or disability, or by the executive for “good reason,” within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, “good reason” means a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

In the event payments are triggered under the agreements, each named executive will receive three times his base salary as in effect prior to the termination, three times a percentage of his base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts

- 2019 Proxy Statement 49

SUMMARY COMPENSATION TABLE

are paid to the named executive in a single lump-sum cash payment. Each named executive will also receive health and welfare benefits for a three year period. In addition, executives who entered into agreements prior to the prohibition on tax gross-ups adopted by the Compensation Committee (see page 42) will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2018. In addition to the amounts set forth in the table below, executives would also receive a distribution of their deferred compensation vested account balance shown above in the Nonqualified Deferred Compensation Table upon their separation of employment on December 31, 2018.

	3x Base Salary	Average 3-Yrs Short- Term Incentive Award	Pro-Rata Target Short- Term Incentive Award	Health and Welfare Benefits	Stock Award Vesting(1)	Excise Tax Gross- up(2)	Total
Kessel D. Stelling	$3,375,000	$4,623,750	$1,406,250	$74,484	$4,911,737	—	$14,391,221
Kevin S. Blair	1,847,745	1,163,910	461,869	74,484	1,461,815	—	5,009,823
Allen J. Gula, Jr.	1,433,631	1,189,914	334,514	74,484	992,297	—	4,024,840
J. Barton Singleton	1,329,384	864,099	265,877	74,484	734,266	—	3,268,110
Mark G. Holladay	1,171,149	890,073	234,230	74,484	734,266	—	3,104,202
(1)	Estimated by multiplying number of stock awards that vest upon change of control by fair market value on December 31, 2018. Awards vest in full at target upon involuntary or constructive termination of employment within two years following a change of control. Stock awards also vest upon death or disability.
(2)	Excise taxes on vesting of PSU awards estimated by including full value of awards. Excise taxes on vesting of restricted stock unit and MRSU awards estimated by multiplying amount of awards that vest upon change of control by 1% for each month of accelerated vesting. Total estimated excise tax amount divided by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so that executive is placed in the same position as though excise tax did not apply. No gross-up payment is made if change of control payment does not exceed IRS cap by 110%, which was the case for Messrs. Stelling, Gula, Singleton and Holladay. The agreement for Mr. Blair does not contain a gross-up provision.

Executives who receive these benefits are subject to a confidentiality obligation with respect to non-public and confidential information about Synovus they possess. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2017. We determined the median employee based on each employee’s annual earnings (consisting of salaries, bonuses and commissions), annualizing earnings for employees who were not employed for a full year in 2017. The median employee identified in 2017 received a promotion in 2018, so we substituted the employee immediately below the previously-identified employee as our new median employee. After identifying the new median employee, we added compensation under our Company sponsored broad-based employee benefit plans to the earnings of the new median employee for 2018 and to the CEO’s total compensation as reflected in the Summary Compensation Table for 2018 (adding $25,498 to the CEO’s compensation amount). Based on the foregoing, the CEO’s 2018 annual total compensation is $5,893,708 and the median annual total compensation of all employees (except for the CEO) is $61,782, resulting in a CEO pay ratio of approximately 95 to 1.

50	- 2019 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and
•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;
•	certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services; and
•	transactions that occurred, or in the case of ongoing transactions, transactions that began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions in the Ordinary Course

During 2018, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also banking customers of Synovus and/or its subsidiaries. The lending relationships with these directors and officers (including their immediate family members and organizations with which they are affiliated) were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

For purposes of determining director independence, the Board considered the lending and/or other financial services relationships provided to each of our directors and nominees, their immediate family members and/or their affiliated organizations during 2018 and determined that none of the relationships constitute a material relationship with Synovus. The services provided to these directors and nominees were in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence. See “Corporate Governance and Board Matters—Independence.”

Other Related Party Transactions

From January to April 2018, Stephen T. Butler served as the executive chairman of W.C. Bradley Co. Mr. Butler retired as executive chairman of W.C. Bradley Co. in April 2018. As such, pursuant to our Related Party Transaction Policy and applicable SEC rules, we no longer consider W.C. Bradley Co. a related party not do we consider Mr. Butler to have a material interest in any of Synovus’ transactions involving W.C. Bradley Co.

Nonetheless, Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2018. The aggregate rent paid for this leased space was $3,308,635. The terms of the lease agreements are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

Synovus was a party to a Joint Ownership Agreement with TSYS and W.C.B. Air L.L.C. pursuant to which they jointly owned or leased aircraft during the first quarter of 2018. During that time, W.C. Bradley Co. owned all of the limited liability interests of W.C.B. Air. Pursuant to the Joint Ownership Agreement, the parties each agreed to pay fixed fees for each hour they flew the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Synovus paid $2,137,941 for its business-related use of the aircraft during 2018. The charges payable by Synovus in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

- 2019 Proxy Statement 51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2018, W.C.B. Air LLC exited the Joint Ownership Agreement with TSYS and Synovus. Synovus paid W.C.B. Air LLC $614,500 in exchange for half of its interest in the Joint Ownership Agreement. In addition, Synovus sold certain real property located in Columbus, Georgia to W.C. Bradley Co. in June 2018 for $1.5 million. The purchase price for both of these transactions was based upon a number of factors and was on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

In each of the foregoing transactions, the Board considered the extent of Mr. Butler’s interest in the transaction, determining that each of the transactions between Synovus and W.C. Bradley Co. and its affiliates were comparable to those provided by between similarly situated unrelated third parties in similar transactions. Moreover, the payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2018 gross revenues. The Board considered these transactions, individually and in the aggregate, and determined that Mr. Butler is independent pursuant to the Synovus’ categorical standards of independence.

In addition, in 2018, Synovus and its wholly owned subsidiaries paid to Communicorp, Inc., a wholly-owned subsidiary of Aflac Incorporated, $834,421 for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Teresa White, a director nominee, is President of Aflac US. The payments to Communicorp by Synovus and its subsidiaries represent less than 0.004% of Aflac’s 2018 gross revenues. The Board considered these transactions and determined that Ms. White is independent pursuant to Synovus’ categorical standards of independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2018 its officers, directors and greater than ten percent beneficial owners timely complied with all applicable Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2020 annual meeting of shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 13, 2019. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2020 annual meeting of shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 26, 2019 and not later than January 25, 2020. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Synovus shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve as well as a statement whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election, an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with Synovus’ Corporate Governance Guidelines. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

52	- 2019 Proxy Statement

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2018 Annual Report accompanies this Proxy Statement or, in the case of shareholders who receive Notice and Access, is available on the website with the Proxy Statement. Additional copies of the 2018 Annual Report, without exhibits, will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The 2018 Annual Report is also available at investor.synovus.com under the “Financial Information” tab.

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means, for which they will receive no additional compensation. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of the services of Innisfree is $20,000 plus expenses.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Notice or Proxy Statement and 2018 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;
•	You can contact Synovus by calling (706) 641-6462 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Notice or 2018 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and
•	You can request delivery of a single copy of the Notice, 2018 Annual Report or Proxy Statement from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.
- 2019 Proxy Statement 53

Appendix A: Synovus Financial Corp. Director Independence Standards

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be directors that the Board of Directors has affirmatively determined meet the criteria for independence required by the NYSE and the Corporate Governance Guidelines.

A. Categorical Standards for Director Independence

The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).
•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.
•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments.)

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).
•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.
•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.
•	The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:
1.	Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and
- 2019 Proxy Statement A-1

Appendix A: Synovus Financial Corp. Director Independence Standards

2.	With respect to extensions of credit by the Company’s subsidiaries:
(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and
(b)	no event of default has occurred under the extension of credit.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

B. Additional Criteria for Independent Audit Committee and Compensation Committee Members

In addition to being independent as determined under the Categorical Standards for Independence set forth in “A” above,

•	members of the Audit Committee shall not (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than directors’ fees or (b) be an “affiliated person” of the Company or any or its subsidiaries, all as set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
•	members of the Compensation Committee (a) shall not have any relationship to the Company that is material to such director’s ability to be independent from the Company’s management in connection with the duties of a Compensation Committee member, after taking into consideration all factors specifically relevant to the relationship pursuant to NYSE Listing Standard 303A.02(a)(ii) and the criteria set forth in Rule 10C-1(b)(1) promulgated under the Exchange Act and (b) must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act.
A-2	- 2019 Proxy Statement

Appendix B: Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures-Synovus 2018 Financial Performance

The measures entitled adjusted non-interest income; adjusted non-interest expense; adjusted total revenues; adjusted efficiency ratio; average core deposits; adjusted return on average assets; adjusted net income per common share, diluted; adjusted return on average common equity; return on average tangible common equity; adjusted return on average tangible common equity; and tangible book value per common share are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are total non-interest income; total non-interest expense; total revenues; efficiency ratio; total average deposits; return on average assets; net income per common share, diluted; return on average common equity; and book value per common share, respectively. These non-GAAP financial measures should not be considered as substitutes for the respective comparable GAAP measures and may not be comparable to other similarly titled measures at other companies.

The computations of adjusted non-interest income; adjusted non-interest expense; adjusted total revenues; adjusted efficiency ratio; average core deposits; adjusted return on average assets; adjusted net income per common share, diluted; adjusted return on average common equity; return on average tangible common equity; adjusted return on average tangible common equity; and tangible book value per common share ratio and the reconciliations of these measures to their respective GAAP measures are set forth in the tables below:

	Years Ended December 31,
(dollars in thousands)	2018	2017
Adjusted Non-interest Income
Total non-interest income	$280,093	345,327
Subtract: Cabela’s Transaction Fee	—	(75,000)
Add: Investment securities losses, net	1,296	289
Add: Decrease in fair value of private equity investments, net	4,743	3,093

Adjusted non-interest income	$286,132	273,709
Adjusted Non-interest Expense
Total non-interest expense	$829,455	821,313
Subtract: Discounts to fair value for ORE accelerated dispositions	—	(7,082)
Subtract: Asset impairment charges related to accelerated disposition of corporate real estate and other properties	—	(1,168)
Subtract: Earnout liability adjustments	(11,652)	(3,759)
Add/Subtract: Litigation settlement/contingency expense	4,026	(701)
Add/Subtract: Restructuring charges, net	51	(7,014)
Subtract: Valuation adjustment to Visa derivative	(2,328)	—
Subtract: Loss on early extinguishment of debt, net	—	(23,160)
Subtract: Merger-related expense	(10,065)	(110)
Subtract: Amortization of intangibles	(1,167)	(1,059)

Adjusted non-interest expense	$808,320	777,260
Adjusted Total Revenues and Adjusted Efficiency Ratio
Adjusted non-interest expense	$808,320	777,260

Net interest income	$1,148,413	1,023,309
Add: Tax equivalent adjustment	553	1,124
Add: Total non-interest income	280,093	345,327
Add: Investment securities losses, net	1,296	289

Total FTE revenues	$1,430,355	1,370,049
Subtract: Cabela’s Transaction Fee	—	(75,000)
Add: Decrease in fair value of private equity investments, net	4,743	3,093

Adjusted total revenues	$1,435,098	1,298,142
Efficiency ratio	57.99%	59.95
Adjusted efficiency ratio	56.33%	59.87

- 2019 Proxy Statement B-1

Appendix B: Reconciliation of Non-GAAP Financial Measures

	Years Ended December 31,
(in thousands)	2018	2017
Average Core Deposits
Average total deposits	$26,344,118	25,374,388
Subtract: Average brokered deposits	(1,817,120)	(1,624,381)

Average core deposits	$24,526,998	23,750,007
	Years Ended December 31,
(dollars in thousands)	2018	2017
Adjusted Return on Average Assets
Net income	$428,476	275,474
Add: Earnout liability adjustments	11,652	3,759
Subtract/Add: Income tax (benefit) expense, net related to Federal Tax Reform, SAB 118, State Tax Reform, and adjusted portion of other discrete items	(9,148)	42,334
Subtract/Add: Litigation settlement/contingency expenses	(4,026)	701
Subtract/Add: Restructuring charges, net	(51)	7,014
Add: Valuation adjustment to Visa derivative	2,328	—
Add: Loss on early extinguishment of debt, net	—	23,160
Add: Merger-related expense	10,065	110
Add: Amortization of intangibles	1,167	1,059
Add: Provision expense on loans transferred to loans held-for-sale	—	27,710
Add: Discounts to fair value for ORE accelerated dispositions	—	7,082
Add: Asset impairment charges related to accelerated disposition of corporate real estate and other properties	—	1,168
Add: Investment securities losses, net	1,296	289
Add: Decrease in fair value of private equity investments, net	4,743	3,093
Subtract: Cabela’s Transaction Fee	—	(75,000)
Subtract/Add: Tax effect of adjustments	(1,283)	1,337

Adjusted net income	$445,219	319,290
Total average assets	$31,668,847	30,787,288
Return on average assets	1.35%	0.89
Adjusted return on average assets	1.41%	1.04
Adjusted Net Income per Common Share, Diluted
Net income available to common shareholders	$410,478	265,236
Add: Earnout liability adjustments	11,652	3,759
Subtract/Add: Income tax (benefit) expense, net related to Federal Tax Reform, SAB 118, State Tax Reform, and adjusted portion of other discrete items	(9,148)	42,334
Add: Preferred stock redemption charge	4,020	—
Subtract/Add: Litigation settlement/contingency expense	(4,026)	701
Subtract/Add: Restructuring charges, net	(51)	7,014
Add: Valuation adjustment to Visa derivative	2,328	—
Add: Loss on early extinguishment of debt, net	—	23,160
Add: Merger-related expense	10,065	110

B-2	- 2019 Proxy Statement

Appendix B: Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income per Common Share, Diluted (continued)

	Years Ended December 31,
(in thousands, except per share data)	2018	2017
Add: Amortization of intangibles	1,167	1,059
Add: Provision expense on loans transferred to loans held-for-sale	—	27,710
Add: Discounts to fair value for ORE accelerated dispositions	—	7,082
Add: Asset impairment charges related to accelerated disposition of corporate real estate and other properties	—	1,168
Add: Investment securities losses, net	1,296	289
Add: Decrease in fair value of private equity investments, net	4,743	3,093
Subtract: Cabela’s Transaction Fee	—	(75,000)
Subtract/Add: Tax effect of adjustments	(1,283)	1,337

Adjusted net income available to common shareholders	$431,241	309,052
Weighted average common shares outstanding-diluted	118,378	122,012
Adjusted net income per common share, diluted	$3.64	2.53
	Years Ended December 31,
(dollars in thousands)	2018	2017
Adjusted Return on Average Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
Net income available to common shareholders	$410,478	265,236
Add: Earnout liability adjustments	11,652	3,759
Subtract/Add: Income tax (benefit) expense, net related to Federal Tax Reform, SAB 118, State Tax Reform, and adjusted portion of other discrete items	(9,148)	42,334
Add: Preferred stock redemption charge	4,020	—
Subtract/Add: Litigation settlement/contingency expense	(4,026)	701
Subtract/Add: Restructuring charges, net	(51)	7,014
Add: Valuation adjustment to Visa derivative	2,328	—
Add: Loss on early extinguishment of debt, net	—	23,160
Add: Merger-related expense	10,065	110
Add: Amortization of intangibles	1,167	1,059
Add: Provision expense on loans transferred to loans held-for-sale	—	27,710
Add: Discounts to fair value for ORE accelerated dispositions	—	7,082
Add: Asset impairment charges related to accelerated disposition of corporate real estate and other properties	—	1,168
Add: Investment securities losses, net	1,296	289
Add: Decrease in fair value of private equity investments, net	4,743	3,093
Subtract: Cabela’s Transaction Fee	—	(75,000)
Subtract/Add: Tax effect of adjustments	(1,283)	1,337

Adjusted net income available to common shareholders	$431,241	309,052
Net income available to common shareholders	$410,478	265,236
Add: Amortization of intangibles	893	667

Net income available to common shareholders excluding amortization of intangibles	$411,371	265,903
Total average shareholders’ equity less preferred stock	$2,821,311	2,844,570
Subtract: Goodwill	(57,315)	(57,779)
Subtract: Other intangible assets, net	(10,424)	(12,030)

Total average tangible shareholders’ equity less preferred stock	$2,753,572	2,774,761
Return on average common equity	14.55%	9.32
Adjusted return on average common equity	15.29%	10.86
Return on average tangible common equity	14.94%	9.58
Adjusted return on average tangible common equity	15.66%	11.14

- 2019 Proxy Statement B-3

Appendix B: Reconciliation of Non-GAAP Financial Measures

	December 31,
(in thousands, except per share data	2018	2017
Tangible Book Value per Common Share
Total shareholders’ equity	$3,133,602	2,961,566
Subtract: Preferred Stock, no par value	(195,140)	(125,980)

Common equity	2,938,462	2,835,586
Subtract: Goodwill	(57,315)	(57,315)
Subtract: Other intangible assets, net	(9,875)	(11,254)

Tangible Common Equity	$2,871,272	2,767,017
Common shares outstanding	115,866	118,897
Book value per common share	$25.36	$23.85
Tangible book value per common share	24.78	23.27

Non-GAAP Financial Measures - Incentive Plans

The measures entitled core earnings, adjusted pre-provision net revenue, and adjusted efficiency ratio are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. We use non-GAAP financial measures in our incentive plans, specifically weighted average return on average assets, as adjusted, for our long-term incentive plan and core earnings, adjusted pre-provision net revenue, and adjusted efficiency ratio for our short-term incentive plan. The most comparable GAAP measures are return on average assets, net income, income before income taxes, and efficiency ratio, respectively. We believe that these non-GAAP financial measures more accurately reflect our core performance so that participants are neither rewarded nor penalized for items that are non-recurring, unusual or not indicative of ongoing operations. Return on average assets, as adjusted, core earnings and adjusted pre-provision net revenue are measures utilized by management to evaluate operating results exclusive of items that are not indicative of ongoing operations, items that impact period-to-period comparisons, and items that impact comparisons to other financial institutions. The adjusted efficiency ratio is a measure utilized by management to measure the results from expense management, exclusive of items that are not indicative of ongoing operations as well as items that impact period-to-period comparisons. These non-GAAP financial measures should not be considered as substitutes for net income, income before income taxes, and the efficiency ratio determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

B-4	- 2019 Proxy Statement

Appendix B: Reconciliation of Non-GAAP Financial Measures

Non-GAAP financial measures used to determine the PSUs granted under our long-term incentive plan:

The following table reconciles return on average assets, as adjusted, to return on average assets.

	Years Ended December 31,
(dollars in thousands)	2018	2017	2016
Net income	$428,476	$275,474	$246,784
Adjustments:
Subtract/Add: Litigation settlement/contingency expense	(4,026)	701	2,511
Subtract: Cabela’s Transaction Fee		(75,000)	—
Add/Subtract: Loss (gain) on sale/disposition of assets exceeding 1% of pre-tax income	—	35,960	(6,079)
Subtract/Add: Restructuring charges, net	(51)	7,014	8,267
Add: Changes in accounting or tax laws	—	47,181	—
Subtract: Changes in income tax rates	(83,643)	—	—
Add: Dilutive impact of mergers and acquisitions for the first 12 months following acquisition date	—	—	1,100
Add: Single Brand expenses and related asset impairment charges	4,573	2,129	384
Add: Valuation adjustment to Visa derivative	2,328	—	5,795
Add: Loss on early extinguishment of debt, net	—	23,160	4,735

Total adjustments	(80,819)	41,145	16,713
Tax effect of adjustments	(664)	2,233	(6,184)

Adjusted net income	$346,993	$318,852	$257,313
Average assets	31,668,847	30,787,288	29,480,950
Return on average assets	1.35%	0.89%	0.84%
Return on average assets, as adjusted	1.096%	1.036%	0.873%
Weighting per year	50%	25%	25%
3-Year weighted average return on average assets, as adjusted	1.025%

Non-GAAP financial measures used to determine payments under the cash-based short-term incentive plan:

The computations of core earnings, adjusted pre-provision net revenue, and adjusted efficiency ratio and the reconciliation of these measures to net income, income before taxes, and efficiency ratio are set forth in the tables below.

(in thousands)	Year Ended December 31, 2018
Core Earnings
Net income	$428,476
Subtract: Income tax benefit, net related to effects of SAB 118, State Tax Reform, and adjusted portion of other discrete items	(9,148)
Subtract: Restructuring charges, net	(51)
Add: Earnout liability adjustments	11,652
Subtract: Litigation settlement/contingency expense	(4,026)
Add: Merger-related expense	10,065
Add: Valuation adjustment to Visa derivative	2,328
Add: Amortization of intangibles	1,167
Add: Investment securities losses, net	1,296
Deduct: Tax effect of adjustments	(168)

Core Earnings	$441,591
- 2019 Proxy Statement B-5

Appendix B: Reconciliation of Non-GAAP Financial Measures

(in thousands)	Year Ended December 31, 2018
Adjusted Pre-Provision Net Revenue
Income before income taxes	$547,354
Add: Provision for loan losses	51,697
Add: Valuation adjustment to Visa derivative	2,328
Subtract: Restructuring charges, net	(51)
Add: Earnout liability adjustments	11,652
Subtract: Litigation settlement/contingency expense	(4,026)
Add: Merger-related expense	10,065
Add: Amortization of intangibles	1,167
Add: Investment securities losses, net	1,296

Adjusted Pre-Provision Net Revenue	$621,482
(dollars in thousands)	Year Ended December 31, 2018
Adjusted Efficiency Ratio
Total non-interest expense	$829,455
Deduct: Valuation adjustment to Visa derivative	(2,328)
Add: Restructuring charges, net	51
Deduct: Earnout liability adjustments	(11,652)
Add: Litigation settlement/contingency expense	4,026
Deduct: Merger-related expense	(10,065)
Deduct: Amortization of intangibles	(1,167)

Adjusted Non-Interest Expense	$808,320

Net interest income	$1,148,413
Taxable equivalent adjustment	553
Total non-interest income	280,093
Add: Investment securities losses, net	1,296

Total revenues	$1,430,355

Efficiency Ratio (total non-interest expense divided by total revenues)	57.99%
Adjusted Efficiency Ratio (adjusted non-interest expense divided by total revenues)	56.51%

B-6	- 2019 Proxy Statement

SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120
COLUMBUS, GA 31902-0120

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2019, the day before the Synovus Annual Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2019, the day before the Synovus Annual Meeting. Have your proxy card in hand when you call and then follow the instructions. If you vote by phone, all of the shares will be voted as one vote per share. See Voting Instructions at investor.synovus.com/2019annualmeeting.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58642-P16863

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNOVUS FINANCIAL CORP.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ITEMS 1A THROUGH 1K AND "FOR" ITEMS 2 AND 3.

The Board of Directors recommends you vote FOR the following proposals:

1. To elect the following 11 nominees as directors:	For	Against	Abstain
1A. Tim E. Bentsen	☐	☐	☐
1B. F. Dixon Brooke, Jr.	☐	☐	☐
1C. Stephen T. Butler	☐	☐	☐
1D. Elizabeth W. Camp	☐	☐	☐
1E. Diana M. Murphy	☐	☐	☐
1F. Harris Pastides	☐	☐	☐
1G. Joseph J. Prochaska, Jr.	☐	☐	☐
1H. John L. Stallworth	☐	☐	☐
1I. Kessel D. Stelling	☐	☐	☐
1J. Barry L. Storey	☐	☐	☐
1K. Teresa White	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 2018 Annual Report and Voting Instructions are available at investor.synovus.com/2019annualmeeting.

E58643-P16863

SYNOVUS FINANCIAL CORP.
BLANCHARD HALL, SYNOVUS BANK, 1144 BROADWAY, COLUMBUS, GEORGIA 31901
2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

By signing on the reverse side, I hereby appoint Kevin S. Blair and Allan E. Kamensky as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated on the reverse side all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on February 21, 2019 at the 2019 Annual Meeting of Shareholders to be held on April 24, 2019 or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors is not aware of any matters likely to be presented for action at the 2019 Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.

IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION BELOW TO BE ENTITLED TO TEN VOTES PER SHARE.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested.

PLEASE COMPLETE AND SIGN THE CERTIFICATION BELOW

(Continued and to be marked, dated, and signed on the other side)

DESCRIPTION OF VOTING RIGHTS

In accordance with the Company's Articles of Incorporation and Bylaws, shares of the Company's Common Stock that meet certain criteria are entitled to 10 votes per share. A complete description of the criteria under which shares are entitled to 10 votes per share is included in the Proxy Statement for the Annual Meeting and at investor.synovus.com/2019annualmeeting.

Shares of Common Stock are presumed to be entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Company and its Board of Directors. **Shareholders desiring to rebut this presumption should complete and execute the certification below. The Company and its Board of Directors reserve the right to require evidence to support the certification.**

Certification

Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below:

________	Shares @ 1 vote	1 Vote/Share	=	________	Votes
________	Shares @ 10 votes	10 Vote/Share	=	________	Votes
		Total	=	________	Votes

I agree to provide evidence to support this Certification at the request of the Company.

Sign here X ____________________ Date ____________, 2019